Providing
Clean Energy Fuel

SUSTAINABILITY REPORT FY23



Uranium Energy Corp

Table of Contents



Message from the CEO

"There has been a step-change across the globe with an increasing number of countries adopting plans and programs to restart, extend the life of and or build new nuclear plants in the quest for clean, safe, highly reliable and cost-effective electricity that nuclear power provides.

Fiscal year 2023 ("FY23") proved to be a year of significant achievements in executing Uranium Energy Corp's (the "Company" or "UEC") strategy and building the premier North American focused uranium company. We continued to make accretive acquisitions and advance our projects with resource expansions and extraction and production restart programs. Our strategy is aimed at a robust uranium supply from the stable and secure jurisdictions of the United States ("U.S.") and Canada, with near term U.S. in-situ recovery ("ISR") production and a pipeline of high-grade Canadian projects with exceptional growth potential.

Completing the acquisition of UEX Corp. and the purchase of Rio Tinto's Roughrider project has created a strong regional resource base for us in the Athabasca Basin with attractive synergies. These projects are key to our development pipeline of high-grade projects in Canada, and we will continue to advance them with drilling and production planning.

It is with this successful year behind us that I am particularly proud of the sustainability achievements our Company has made. We have continued to advance our sustainability programs in FY23, including assessing climate-related risks and conducting a decarbonization study for our Texas ISR production-ready facilities, aligned to a net-zero commitment for our U.S. ISR facilities.

In this sustainability report, we have provided our first disclosure aligned with the recommendations of the Task Force on Climate-Related Financial Disclosures ("TCFD"), where we outline the risks and opportunities we see for the Company related to a changing climate. There has been a step-change across the globe with an increasing number of countries adopting plans and programs to restart, extend the life of and or build new nuclear plants in the quest for clean, safe, highly reliable and cost-effective electricity that nuclear power provides. This global drive for clean energy, along with uranium supply and demand fundamentals, has translated into a rebalancing of the uranium market, transforming it from an inventory burdened to a production driven market.

Geopolitical situations in Russia have further accelerated the transition for Western utilities looking for secure uranium supply. These factors underpin our belief that we are in the early innings of a protracted growth stage for nuclear energy, uranium production and our Company. As one of the few uranium suppliers with a net-zero commitment, we believe we are well-positioned to be a leader in a low carbon, clean energy future.

In FY23, we have strengthened the diversity of our Board, maintained our strong safety record of zero recordable incidences, and continued ongoing engagement with our Indigenous neighbors in the Athabascan Basin, in Saskatchewan. It is with these strong sustainability fundamentals and financial strength, including a debt free balance sheet with $192.3 million in cash and liquid assets as of July 31, 2023, and remaining 100% un-hedged, we are poised to advance projects into production and support further accretive acquisitions.

We are excited for the opportunities we see evolving in the year ahead and for UEC to continue to be a low-risk, low-cost supplier of uranium, an essential fuel for the low carbon economy.

I would like to thank our Board for their oversight, guidance and confidence in our vision. I would also like to thank our employees, who are some of the most skilled, knowledgeable and experienced people in the industry. Finally, thank you to our shareholders, who believe in our strategy and the positive rewards we are working to realize. It is an exciting time for all of us at UEC, and we look forward to working with all our stakeholders toward a rewarding, clean energy future.





Amir Adnani
President & Chief Executive Officer,
Uranium Energy Corp

About This Report

We are pleased to present UEC's second Sustainability Report, which builds on our focus of enhanced transparency and performance by communicating our sustainability policies, priorities and results to our stakeholders.

The report shares the Company's sustainability activities and performance for the fiscal year ended July 31, 2023, and our goals and priorities for fiscal year 2024.

The report includes disclosures containing relevant, industry-specific information and data aligned with globally recognized standards, including the Sustainability Accounting Standards Board ("SASB"), Global Reporting Initiative ("GRI") (starting on page 79) and the TCFD (starting on page 37).

The accuracy and transparency of this report is important to our Company. We believe this report is an accurate representation of our performance. The terms UEC, our, we, us, the Company, and the Organization refer to Uranium Energy Corp and its subsidiaries. All currencies are in USD unless otherwise stated.

For questions about this report, please contact **Katherine Arblaster**, VP, ESG & Sustainability, at info@uraniumenergy.com.



Forward-Looking Information

Statements contained in this report that are not historical facts are forward-looking statements, including those concerning our beliefs, forecasts and estimates. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements.

Forward-looking statements in this report are included under the headings: "Our Approach to Sustainability" related to our Sustainability targets and "Governance," "Environment," and "Social," sections related to future projections, targets and goals we have for these areas, respectively.

Factors that could cause such differences include: risks inherent in exploration activities, volatility and sensitivity to market prices for uranium, volatility and sensitivity to capital market fluctuations, the impact of exploration competition, the ability to raise funds through private or public equity financings, imprecision in resource and reserve estimates, environmental and safety risks including increased regulatory burdens, unexpected geological or hydrological conditions, a possible deterioration in political support for nuclear energy, changes in government regulations and policies, including trade laws and policies, demand for nuclear power, failure to obtain necessary permits and approvals from government authorities, weather and other natural phenomena, and other exploration, development, operating, financial market and regulatory risks. Although UEC believes that the assumptions inherent in the forward-looking statements are reasonable, undue reliance should not be placed on these statements, which only apply as of the date of this report. Additional risks impacting our business and these forward-looking statements are discussed under the heading "Risks and Uncertainties" in our Annual Report for the year ended fiscal year ended July 31, 2023, and available on the Electronic Document Analysis and Retrieval (EDGAR) at www.sec.gov/edgar.

UEC does not undertake to update any forward-looking statements, whether written or oral, that may be included in this report by or on its behalf, except as required under law.

Where this report includes information from third parties, we believe that such information (including information from industry and general publications and surveys) is generally reliable. However, we have not independently verified any such third-party information and cannot assure you of its accuracy or completeness.

Our Purpose and Values

UEC is contributing to a clean energy future through providing the essential fuel needed for nuclear energy. Our focus on strong governance and sustainability practices positions UEC as a critical supplier of North American sourced uranium fuel for carbon-free nuclear energy.

Embedded within our work, we pride ourselves on our core corporate values:



Conduct business with the utmost integrity, acting as a responsible corporate citizen in every action we take.



Minimize our environmental impact through upholding the highest standards for environmental protection and risk management.

Foster a culture of health and safety and prioritize the well-being of our people and community at all times.

FY23 Highlights

Corporate

$163.95 M

Recorded revenue from spot market sales of 3,150,000 pounds of uranium inventory realizing a gross profit of $49.60 million.

$340.0 M

In completed acquisitions, creating the largest diversified North American focused portfolio.

226.2 M

Pounds U_3O_8 total attributable resources in the Measured and Indicated categories and 102.7 million pounds U_3O_8 in the Inferred category across all its projects.[1]

300,000

Pounds of U_3O_8 proudly supplied to the United States Department of Energy to establish the Strategic Uranium Reserve for a sale price of $17.85 million.

Established UEC as one of the largest resource and landholders in Canada's Athabasca Basin with the successful acquisitions of UEX Corp., the world-class Roughrider Uranium Project and a portfolio of exploration projects from Rio Tinto.

Completed and filed the largest S-K 1300 uranium resources technical report summary in the United States combining UEC's Wyoming holdings for 66.2 million pounds of U_3O_8 Measured and Indicated and 15.1 million pounds of U_3O_8 in the Inferred category.


MINE OFFICE

Governance

Enhanced diversity on UEC's Board of Directors achieving 33% female representation and 67% ethnically diverse Directors.

33%
Female Directors

67%
Ethnically diverse members on the Board of Directors.

100%
Employees confirmed adherence with UEC's Code of Business Conduct.

Zero
Whistleblower or grievances reported.

Social

Obtained an industry leading safety record with zero reportable incidences.

$11.6M
Invested back into the local community through procurement spend.

$2.4 M
Procured from Indigenous owned businesses.

$87,000+
In donations to local organizations on behalf of UEC.

1,010+ hrs
Of job-specific training provided to UEC employees.

Environment

CO_2 Neutral
From operations for the second year in a row.

TCFD
TNFD Taskforce on Nature-related Financial Disclosures
Completed assessments aligned to the TCFD and TNFD recommended disclosures.

Scope 1+2
Expanded our scope 1 and 2 emissions measurement to cover all operational locations.

Conducted a decarbonization study for our Texas operations to align to our net-zero goal.

Began the evaluation of a net-zero mine design for our Roughrider project in Saskatchewan, Canada.

70 acres
Of reclaimed wellfield land released for unrestricted use.

2,511 acres
Reclaimed and under-review by regulators and 300 acres actively being restored.

Released our preliminary economic assessment for UEC's Alto Parana titanium project in Paraguay, identifying the potential to produce titanium feedstock and high-quality pig iron with the lowest projected carbon intensity of existing ilmenite smelting operations globally.

About UEC

UEC is the fastest growing, uranium mining company listed on the NYSE American.

UEC is providing fuel for carbon-free nuclear energy, a key source of clean energy. UEC is a pure-play uranium company and is advancing its next generation of low-cost, environmentally friendly, ISR and conventional uranium projects. The Company has two extraction ready ISR hub and spoke platforms in South Texas and Wyoming, anchored by fully licensed and operational processing facilities at its Hobson and Irigaray plants. UEC has seven U.S. ISR uranium projects with all of their major permits in place.

In FY23, with the successful acquisitions of UEX Corp., the world-class Roughrider Uranium Project and a portfolio of exploration projects from Rio Tinto, UEC has established itself as one of the largest resource and landholders in Canada's Athabasca Basin. UEC's attributable resources now total 226.2 million pounds U_3O_8 in the Measured and Indicated categories and 102.7 million pounds U_3O_8 in the Inferred category across all its projects[1].

The Company's operations are managed by professionals with decades of hands-on experience in the key facets of uranium exploration, development and mining. Information about our leadership and technical teams can be found on our **website**.

UEC's U.S. corporate headquarters is located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, 78401, with other offices in Wyoming, Vancouver and Saskatoon.


British Columbia
Satellite office
Wyoming
Satellite office
Reno Creek
Willow Creek
Moore Ranch
Ludeman
Arizona
Anderson
Los Cuatros
Workman Creek
Paraguay
Alto Paraná
Oviedo
Yuty
Nunavut
Kiggavik
Saskatchewan
Satellite office
Diabase
Christie Lake
Horseshoe-Raven
Roughrider
Shea Creek
New Mexico
Dalton Pass
C de Baca
Texas
Corpus Christi (HQ)
Hobson
Goliad
Longhorn
Salvo
Burke Hollow
Palangana

Fueling Clean Energy

Globally, governments continue to commit to and set in place strategies towards achieving net-zero goals aligned to the Paris Agreement, adopted by 196 parties in December 2015 at the UN Climate Change Conference. At the heart of government net-zero goals is the decarbonization of electricity grids with carbon-free sources of electricity. Nuclear energy has a long-standing history as a source of carbon-free electricity. In 2022, the World Nuclear Association ("WNA") reported that nuclear energy provided approximately 19% of U.S. electricity, representing 55% of the country's carbon-free electricity and resulting in 482 million metric tons of avoided carbon dioxide emissions, comparable to removing approximately 107 million gasoline-powered vehicles from the road for a year.[3]

The International Energy Agency ("IEA"), in its Net-Zero Scenario (source: Net Zero by 2050; 2021), projects that electricity consumption will climb to 60,000 Terawatt-Hour in 2050, which is an average increase of 3.2% per year from 2020. Nuclear power is considered one of the important cornerstone carbon-free energy sources in the IEA's net-zero scenario, projected to be a key part to meeting the increasing electricity demand. Nuclear energy is suggested to see its contribution steadily rise to 40% by 2030 and doubling by 2050. At its peak in the early 2030s, global nuclear capacity additions reach 30 Gigawatts per year, five-times the rate of the past decade under this IEA's scenario.

Further to this, growing concerns over energy security due to the Russia-Ukraine war has caused European countries to shift energy reliance away from Russian oil and liquid natural gas, towards pro-nuclear policies. In 2019, the EU collectively imported more than 60% of its energy.[4] In search of energy independence, the U.K. announced it would build up to eight new nuclear plants by 2030.[5] In addition to the U.K., countries expanding, starting or returning to nuclear power include Finland, Sweden, France, Spain, Belgium, Poland, Romania, Czech Republic, Slovakia, Hungary, Saudi Arabia, Kenya, and South Africa. Nuclear power is also growing stronger in the European Union with nuclear energy officially joining the list of "transitional" energies in the EU's green taxonomy in 2023. Further, energy officials from the U.S. and 19 other nations have issued a joint communique that expresses commitment to using nuclear energy to meet goals for net-zero emissions.[6]

Geopolitical instabilities, progressing trade barriers, and global net-zero goals are shifting the global energy outlook. UEC is well-positioned, as a North American supplier of uranium, to be a leader as a critical supplier of uranium fuel in the growing demand for nuclear energy.

> *Over twenty countries agreed at the COP28 climate summit, in December 2023, to triple their nuclear energy capacity by 2050 to reduce carbon emissions. UEC signed on to the industry pledge in support of this mission.*


2023
2050
tripling of 2020 levels
Nuclear energy capacity

UEC's Role in the Nuclear Energy Value Chain

In-Situ Recovery

Uranium ore is extracted from the ground. UEC uses the cost-effective and environmentally friendly in-situ recovery method, which pumps on-site groundwater, fortified with gaseous oxygen, carbon dioxide and sodium bicarbonate, into the sandstone that contains the uranium through a pattern of injection wells. This solution dissolves the uranium, separating the uranium from the sandstone.

The uranium-filled water is surfaced through production wells. Using our ion exchange system and uranium-specific ion exchange resins, we separate the uranium from the water. We then transport the uranium-laden ion exchange resin to the Central Processing Plant where the uranium is stripped from the resin and concentrated into yellowcake.

Enrichment

The utility that purchases our refined uranium transports the UF_6 to an enrichment plant. There, the Uranium-235 isotope (U-235) of the UF_6 is enriched to 4%-5%. New small modular reactors ("SMRs") require fuel enriched to 19%-20% U-235.

Reactors

Nuclear reactors, which use the enriched uranium for fuel, are the heart of a nuclear power plant. They contain and control nuclear chain reactions that produce heat through a physical process called fission. That heat is used to make steam that spins the turbine to create carbon-free electricity.

Electrical Users

End users receive safe, reliable, clean energy to power their homes, businesses and industrial plants.


Step 1
Step 2
Step 3
Step 4
Step 5
Step 6
Step 7

Conversion

The drums of yellowcake are transported to a refinery, where the U_3O_8 (yellowcake) is converted to a uranium hexafluoride (UF_6) solid or gas.

Fuel Fabrication

Once the uranium has been enriched, it is transported to another facility for fabrication into solid fuel pellets – small cylindrical metallic pellets about the size of a Tic Tac – which are stacked together into sealed metal tubes called fuel rods. These rods are bundled together to form a fuel assembly for the reactors.

Distribution

That electricity is distributed along power lines to the end users.

[FIND OUT MORE ABOUT OUR ISR PROCESS]

Other Sources of Electric Power

Our Approach to Sustainability

At UEC, we recognize sustainability is key to long-term success and have followed good stewardship practices since our inception.

This second Sustainability Report extends and documents our more formalized program. We believe appropriate sustainability management allows our Organization to thrive, as well as communities and the environment too. We take pride in our commitment to sustainability and our desire to be a sustainability leader in our industry.

Materiality Assessment

In 2022, UEC management undertook a materiality assessment to more clearly understand the sustainability-related topics relevant to our business. In 2023, we updated this assessment with internal stakeholders.

Our materiality assessment approach includes reviewing themes highlighted through stakeholder engagement, as well as a review of key sustainability topics of our peers and industry. We internally prioritized our material topics based on their importance and relevancy to UEC's business, strategy and industry and the importance to stakeholders. We then reviewed the list of prioritized topics with key stakeholders. Our materiality matrix demonstrates the outcome of this assessment.


"PRIORITY"
"HIGH PRIORITY"
Health and safety
Corporate governance
Human rights
Human capital
Climate change
Community relations
Waste management
Water management
Biodiversity management
Responsible purchasing
Public safety & safe transportation
Site end-of-life management
Air quality
"HIGH PRIORITY"
"PRIORITY"
IMPORTANCE TO STAKEHOLDERS
IMPORTANCE TO BUSINESS
Environment
Social
Governance

Our Sustainability Goals

The United Nations' 17 Sustainable Development Goals ("SDGs") were developed to provide a shared blueprint for peace and prosperity for people and the planet, now and into the future. These ambitious global goals aim to end poverty and hunger, while addressing other global challenges, including spurring economic growth, empowering women and tackling climate change.

While created as a guide for governments, it is essential that businesses also align their objectives to demonstrate how their actions can contribute to the achievement of global sustainable development. In this section we outline our sustainability goals and how we are contributing to the SDGs.

SUSTAINABLE DEVELOPMENT GOALS


Environment &
Climate Change

LONG-TERM GOALS

Achieve net-zero CO_2e emissions across U.S. ISR operations.

Maintain zero significant environmental incidents or environmental fines annually.

SDG CONTRIBUTIONS

7 9 12 13


Society &
Our People

LONG-TERM GOALS

Maintain a total recordable injury rate of zero.

Strive for a diverse workplace, across our people and management.

Make a positive contribution to our communities.

SDG CONTRIBUTIONS

5 8


Governance

LONG-TERM GOALS

Exercise strong risk management of ESG-related risks.

SDG CONTRIBUTION

16




UEC
UEC
16-586

Environment and Climate Change

LONG-TERM GOALS

Achieve net-zero CO_2e emissions across U.S. ISR operations.

Maintain zero significant environmental incidents or environmental fines annually.

FY23 OBJECTIVES

- Measure our Greenhouse Gas ("GHG") emissions across all operations in Texas, Wyoming and Saskatchewan.
- Begin development of a decarbonization roadmap for our Scope 1 and Scope 2 emissions, starting at our Texas facilities.
- Conduct a climate risk assessment, aligned with the recommendations of the TCFD.
- Begin to evaluate new carbon emissions reduction technologies for UEC production facilities.
- Incur zero significant environmental incidences or environmental fines annually.

FY24 OBJECTIVES

- Develop GHG emission reduction targets for scope 1 and 2, aligned to our net-zero commitment.
- Develop a decarbonization strategy for Wyoming facilities.
- Complete scope 3 study to understand emissions associated with our value chain in Texas.
- Incur zero significant environmental incidences.

OBJECTIVES ACHIEVED   IN PROGRESS



Society & Our People

LONG-TERM GOALS

Maintain a total recordable injury rate of zero.

Strive for a diverse workplace, across our people and management.

Make a positive contribution to our communities.

FY23 OBJECTIVES

- ✔ Continue our strong health and safety record, with a zero total recordable injury and illness incidence rate.

FY24 OBJECTIVES

- ◯ Continue our strong health and safety record, with zero total recordable incidences.
- ◯ Advance engagement with our Indigenous neighbors in the Athabascan Basin.



Governance

LONG-TERM GOAL

Exercise strong risk management of ESG-related risks.

FY23 OBJECTIVES

- ✔ Strengthen female representation on our Board to achieve 30%.
- ✔ Achieve 100% adherence with UEC's Code of Business Conduct.

FY24 OBJECTIVE

- ◯ Achieve 100% adherence with UEC's Code of Business Conduct.

✔ ✔ OBJECTIVES ACHIEVED ◯ ◯ IN PROGRESS



Governance

Since our founding, UEC has been committed to the highest standards of corporate governance. To us, this means conducting business with transparency, accountability and integrity, and acting as a responsible corporate citizen in every action we take.

100%
Employees confirmed adherence with UEC's Code of Business Conduct

Zero
Whistleblower complaints or grievances filed with the Company

33%
Female representation on the Board of Directors

67%
Ethnically diverse representation on the Board of Directors

Our Approach to Strong Corporate Governance

Effective corporate governance is essential to ensure organizational systems and practices are grounded in ethics and aligned to the interests of our shareholders and stakeholders.

The Company adheres to the NYSE American Company Guide for effective corporate governance, and we regularly review our practices to ensure compliance. We have a suite of policies and procedures that govern our actions and protect our systems, information and assets.

Effective corporate governance is **essential to ensure organizational systems and practices are grounded in ethics** and aligned to the interests of its shareholders and stakeholders. At UEC, our Board, which brings nearly **250 combined years of diverse industry experience**, provides oversight of the management team, guiding our organizational strategy and growth while ensuring our effective management of risks.

UEC's Board is chaired by Spencer Abraham, who previously served as U.S. Secretary of Energy from 2001 to 2005, bringing extensive industry and political knowledge. The Board is comprised of six directors, four of whom are considered independent directors under the listing standards of the NYSE American Company Guide. Specific charters have been developed for the Board and its standing committees – **Corporate Governance and Nominating, Audit, Compensation**, and **Sustainability** – which set forth their roles and responsibilities and guide their actions. David Kong serves as the Company's lead independent director. Directors are elected annually.

The Role of UEC's Board and its Committees

Our Board of Directors' primary role is to **strategically guide the Company and manage risk**. The Board oversees the Company's overall strategic planning and approves our annual corporate objectives and incentive compensation for executives. In addition to this, the Board provides oversight of our sustainability policies and practices and management of sustainability and climate-related risks. The Board and its committees **regularly review and discuss sustainability governance and disclosure matters** at their meetings.

The Board's goal is to **ensure we operate as a sustainable business, optimizing financial returns while effectively managing risk**. The Board has delegated oversight of certain sustainability responsibilities to its committees and management, which report their findings and provide recommendations to the Board. As sustainability is a cross-functional discipline encompassing a wide range of issues, and thus is relevant to all committees', different aspects of our sustainability performance fall under each of our committees and management. The committees work together with management to identify sustainability issues most pertinent to the Company's business and its key stakeholders, and to help develop the policies and processes to integrate sustainability into the Company's long-term strategy and risk management responsibilities.


UEC Board of Directors
Compensation Committee
Sustainability Committee
Corporate Governance and Nominating Committee
Audit Committee

Corporate Governance and Nominating Committee

The **Corporate Governance and Nominating Committee** is responsible for monitoring diversity at the Board, corporate governance practices and compliance with the Code of Business Conduct. This includes identifying and recommending to the Board qualified candidates for Board membership, members and Chairperson for each Board committee, and periodically reviewing and assessing the Company's corporate governance policies, making recommendations accordingly. The Committee is responsible for evaluating the size, composition, membership qualifications, scope of authority, responsibilities, reporting obligations and charters of each of the Board's committees. The Committee helps to ensure appropriate governance, as well as aids our Board in achieving its diversity goals.

UEC's Diversity Policy guides our approach at the Board and executive team. UEC's Corporate Governance and Nominating Committee is responsible for leading the recruitment and selection process. The policy calls for all Board and executive officer appointments to be based on the candidate's merit, skill and experience, with due consideration given to the benefits of diversity. Characteristics considered include, but are not limited to, gender, age, ethnicity and culture. We also consider the Board and executive team's current level of diversity when recruiting and assessing candidates.

The Committee monitors the implementation and effectiveness of the Diversity Policy on an ongoing basis, regularly assessing any objectives that have been set and measuring our progress toward achieving them. The Committee decides annually whether to set diversity targets for Board and executive team appointments, recognizing that the selection of diverse candidates will depend on the pool of available candidates with the necessary skills, knowledge and experience.

In FY23, the Board underwent a skills matrix analysis, disclosed in our Annual Report on Form 10-K, to understand existing skills and competencies of directors and any gaps. This analysis informed the changes in composition to UEC's Board in FY23. The Corporate Governance and Nominating Committee and the Board adopted a target to have 30% female directors by the end of FY23. The target has been achieved and female directors comprise 33% as of the end of FY23. The members of our Board identify as 67% ethnically diverse.

Finally, the Committee sets out to ensure there are no conflicts of interest on the Board, through disallowing interlocking directorships. Interlocking directorships shall be deemed to occur if a senior executive officer of the Company serves on the Board of or as a trustee of a company or institution that employs one or more directors (i.e., reciprocal directorships).



Compensation Committee

The **Compensation Committee** oversees, among other things, the goals and risks associated with the Company's compensation programs. At UEC, we believe that linking a portion of executive compensation to health and safety and sustainability performance incentivizes the Company's leadership to prioritize sustainability along with other key business objectives. In FY23, four sustainability-related goals were considered in short-term incentive pay ("STIP"), including:

- **Goal 1:** Conduct a climate risk assessment to prepare for disclosure aligned with recommendations of the TCFD.
- **Goal 2:** Measure GHG emissions at all Texas operations for Fiscal 2023.
- **Goal 3:** Measure GHG emissions at all Wyoming operations for Fiscal 2023.
- **Goal 4:** Measure GHG emissions at all Saskatchewan operations for Fiscal 2023.

One health and safety metric was considered in STIP, including:

- Promote high performing safe environments with no recordable injuries.

In UEC's 10-K, we disclose greater detail on executive compensation, including a first-time disclosure detailing "what we do" and "what we don't do" to provide greater clarity to shareholders and stakeholders.

Sustainability Committee

The **Sustainability Committee** is responsible for, among other things, overseeing the Company's key environmental and sustainability objectives established by management and the Board. The scope of oversight for the Sustainability Committee includes climate risk, corporate responsibility, stakeholder engagement, health and safety, environmental management and regulation, human rights, public policy matters and other duties as directed by the Board. In FY23, the Sustainability Committee discussed performance for FY22, reviewed relevant sustainability disclosures, reviewed strategies for FY23 and performance against sustainability-related targets.

Audit Committee

In addition to oversight responsibility for the Company's annual audited financial statements, the **Audit Committee** ensures that financial risks, compliance matters and ethics complaints are properly managed and addressed. The Audit Committee also oversees the Company's management of cyber-related risks.

In FY23, we had 100% attendance for the eight Board meetings held while each director was in office. Further, attendance was 100% for Board committee meetings.

For more information on our Board of Directors, its committees and individual profiles, please see our 10-K Annual Report.

100%
Attendance for Board meetings in FY23

100%
Attendance for Board committee meetings in FY23



Sustainability Governance

Sustainability governance is overseen by the Sustainability Committee of the Board, with regular discussions at the board-level. UEC management regularly reports to the Board our performance against our commitments and our sustainability-related management strategies and actions plans.

Our commitment to sustainability is outlined in several UEC corporate policies, including our Code of Business Conduct, Anti-Corruption Policy, Environmental, Health and Safety ("EH&S") Policy, Human Rights Policy, Diversity Policy and other such policies available on our website. Commitments to these policies include, but are not limited to: business integrity, anti-corruption, cybersecurity, environmental management and compliance, water stewardship, air quality, waste management, climate change and climate risk, biodiversity management, health and safety, community engagement and Indigenous engagement, human rights, and human capital.

For all of the above topics, UEC's CEO sets out respective goals and objectives. UEC's VP, EH&S (Texas) and VP, Operations (Wyoming), reporting directly to our CEO, oversee compliance with environmental and social standards for operational sites, and regularly review our performance risks and strategic issues.

At exploration sites in Saskatchewan and Paraguay, sustainability management responsibilities are held by our VP, Exploration (Canada) and Country Manager, respectively.

Our VP's work with site and operational teams to ensure the implementation and monitoring of our management strategies, performance and adherence to regulation, using the results to inform and implement improved management practices across the Organization.

Further, adhering to our sustainability policies and practices is considered the responsibility of every employee, at all levels of the Organization. Regular reporting and discussions on sustainability topics take place on a weekly, and often daily, basis among the executive team.

"UEC management regularly reports to the board our performance against our commitments.



Business Integrity and Ethics

UEC's Code of Business Conduct provides principles to guide our directors, officers and employees in their daily business activities. We expect all personnel to be familiar with and comply with the Company's policies and procedures, as well as adhere to the highest ethical standards in all their business dealings. UEC requires all new employees to review our Code of Business Conduct and seek clarification on any areas that may be unclear. Further, personnel are asked to annually review and sign off on their adherence to the Code of Business Conduct. For any personnel feeling unclear about our internal policies, including our Code of Business Conduct, they have the option to review our policies with the respective executives for further clarification. Our Code of Business Conduct is made available in English to all employees on our website, which is the common language spoken at the Company.

Our Code of Business Conduct is bolstered by a set of internal policies, including rules for internal approvals, rules on accepting or giving gifts and entertainment, and other such accounting and finance policies, to guide ethical employee behavior.

Personnel who violate a law, government regulation or our Code of Business Conduct and internal policies and procedures face appropriate disciplinary action, which may include termination of employment for cause. Confidential reporting channels are provided for employees, should a violation occur. These channels have the option to remain confidential and anonymous, as desired.

As of July 31, 2023, 100% of our employees have reviewed and confirmed their adherence to the UEC Code of Business Conduct. No violations were reported to the management or the Board of Directors during FY23.

Whistleblower protection is addressed in UEC's Code of Business Conduct and is considered an important protection for any employee, officer, stockholder or third party who has a concern about the Company's business conduct. UEC will ensure the protection, anonymity and confidentiality of any whistleblower reporting a concern and commits to non-retaliation towards any stakeholder or employee bringing forward such concerns. UEC's anonymous and confidential channel for reporting whistleblower concerns is outlined in our Code of Business Conduct. UEC received no reports of wrongdoing of any kind during FY23.

"We expect all personnel to be familiar with and comply with the Company's policies and procedures, as well as adhere to the highest ethical standards in all their business dealings.


UEC
Wyoming Operations

Anti-Corruption and Anti-Bribery

UEC is committed to conducting business in an honest and ethical manner. As such, we established a Company-wide Anti-Corruption Policy, which supplements our Code of Business Conduct, providing additional guidance to ensure that anyone acting on behalf of the Company conducts business with the highest standards of integrity.

The policy explicitly prohibits bribes, kickbacks, extortion, excessive gifts, facilitation payments, and political and charitable contributions made on behalf of the Company, as well as requiring adherence to applicable laws including the U.S. Foreign Corrupt Practices Act, Canada's Corruption of Foreign Public Officials Act, and all anti-corruption laws in any country where the Company operates. In FY23, UEC made no political contributions. For transparency on payments to governments, in the form of royalties and taxes, please see our Sustainability Data section on page 98.

As with our Code of Business Conduct, we require all personnel to read and confirm their understanding of and adherence to our Anti-Corruption Policy on an annual basis. In FY23, 100% of our employees reviewed and confirmed their adherence to the UEC Anti-Corruption Policy. There were no reported violations of the policy during FY23.

> *In FY23, 100% of our employees reviewed and confirmed their adherence to the UEC Anti-Corruption Policy.*



Cybersecurity

UEC has a robust cybersecurity system in place which we continue to strengthen on an ongoing basis. To address cybersecurity concerns, UEC employs a multifaceted approach rooted in proactive risk management and responsible stewardship. We maintain rigorous information security protocols, regularly update our systems and software to mitigate vulnerabilities, and conduct comprehensive employee training and tests to foster a culture of cyber-awareness. UEC continues to review and update our cybersecurity protocols based on industry best practices where applicable.

Practices UEC employs include the centralization of data on UEC servers to ensure visibility and redundancies are in place in the event of an attack. A monthly cybersecurity newsletter is sent to all UEC users to inform them of cybersecurity changes, trends, and information security best practices. Further, an automated AI-drive anti-ransomware monitoring service has been deployed on production servers that will automatically take action when it detects bad actors making suspicious changes on the servers.

We also maintain a robust incident response plan, assuring a swift and comprehensive reaction to any breaches. Our cybersecurity practices not only protect our operations but also contribute to the broader sustainability agenda by safeguarding the digital well-being of our stakeholders and the broader online community.

In FY23, UEC sustained no breach of data or IT infrastructure due to viruses or damage to hardware, business interruptions due to cyber-attacks, losses from wire transfer fraud, telecommunication fraud or phishing fraud, or major unscheduled downtime caused by IT infrastructure.

“Our cybersecurity practices not only protect our operations but also contribute to the broader sustainability agenda by safeguarding the digital well-being of our stakeholders and the broader online community.




UEC
UEC
16-586

Environment

We are committed to adhering to the highest environmental standards and the responsible production of critical metals essential for the low-carbon economy, while working to ensure we minimize our environmental footprint from our activities.

CO_2 Neutral
From operations for the second year in a row

70 acres
Of reclaimed wellfield land released for unrestricted use

2,511 acres
Reclaimed and under-review by regulators and 300 acres being restored

Our Governance of Environmental Management

UEC's Board of Directors, through its Sustainability Committee, oversees sustainability-related issues, including environmental, social, health and safety matters, as well as sustainability-related corporate policies, including UEC's corporate-wide Environmental, Health and Safety ("EH&S") Policy, approved in FY22. Our EH&S Policy sets out our organizational commitment to environmental management, including our commitments to:

- **Establish and follow operational procedures** that ensure regulatory compliance.
- **Minimize environmental impacts**, including climate change, by implementing best practices and conducting operational evaluations.
- Track air emissions and pollutants baselines, track emissions data and **develop reduction and management strategies.**
- Commit to managing water responsibly, striving to **minimize impacts on water quality or quantity**, protecting the ecosystems in which we work, and supporting equitable access to water.
- Fostering innovation and **integrating environmental sustainability considerations into our business decisions**, strategies and performance goals.
- **Track regulatory training hours** for employees and contractors.
- **Establish energy consumption baselines**, track consumption data and develop energy reduction strategies.
- **Minimize habitat modification** by reducing drill site footprint, and monitoring biodiversity impacts, aligned to government regulations.
- Employ a **robust waste management plan** that adheres to applicable regulations, ensures the **effective oversight of our consumption**, and serves as a guide for **tracking, evaluating and reducing waste streams.**

For more information on the roles, responsibilities and accountabilities of environmental management, see the Sustainability Governance section of this report.



Environmental Management Strategies

Our environmental management strategy consists of developing operational protocols, conducting operational evaluations and risk assessments, monitoring, tracking and analyzing environmental performance data, and implementing best practices for the management of land, waste, water and air.

Uranium mining is heavily regulated in the U.S. and Canada, where we operate. Our environmental management programs are built upon the industry's long history of environmental protection and robust regulatory monitoring and reporting. During FY23, we had no known instances of non-compliance with laws or regulations, environmental or otherwise.

> *Our environmental management programs are built upon the industry's long history of environmental protection and robust regulatory monitoring and reporting.*

Our Commitment to Continuous Improvement

UEC employs management and monitoring programs for the following environmental areas, which are further expanded upon in this report: water management, waste management, air quality, reclamation and biodiversity management and climate change (GHG emissions management). We set objectives and targets for each of these programs, alongside operational procedures and strategies to ensure we achieve our desired results.

Through our commitment to continuous improvement, we track our environmental performance internally to ensure we adhere to our internal operational procedures and best practice in environmental management. We will self-identify areas of concern, determine corrective actions and update policies and procedures, as required. Daily walk-through inspections are conducted at our central processing plants and satellite plants to determine radiation control practices are being implemented appropriately. A summary of inspection findings is reported to regulatory authorities on a semi-annual basis.

Under stringent regulatory oversight, aspects of our environmental management approach are audited to ensure regulatory compliance and our adherence to guidelines set out by state, provincial or federal bodies. Site inspections are done annually, including a review of our ISR facilities, wellfields and disposal wells, to ensure adherence to all standing permits, including our radioactive material license. Alongside this, authorities will ensure our records are aligned to regulatory requirements.



In addition to our strong regulatory compliance and dedication to continuous improvement, UEC actively looks for ways to improve our processes to reduce the risk of environmental incidences. For example, during exploration at our Saskatchewan sites, we selected a drill contractor employing drill technology requiring 20-30% less fuel than traditional drills. This technology allows us to not only reduce our fuel usage, leading to lower GHG emissions, but also reduces the risk of fuel spills, advancing our commitment to environmental protection.

Further, UEC is participating in a study at the University of Notre Dame to study substitutes for hydrogen peroxide in the uranium precipitation cycle. UEC has provided samples of eluant for university testing. UEC believes participation in this study may allow us to reduce the need for hydrogen peroxide during the uranium precipitation cycle, providing a process which may have fewer adverse health and environmental impacts.

Similarly, UEC employs the ISR mining method, whenever possible, which is considerably more environmentally friendly compared to alternative, traditional mining approaches. The ISR process does not require blasting or waste rock movement, resulting in less damage to the environment, minimal dust, and no resulting tailings or tailings facilities. We employ ISR in Texas and Wyoming. Read more about the process of ISR and its benefits in the Spotlight on ISR section of this report.

Environmental Management Training

We provide specialized training, as required, to staff and contractors to ensure they are aware of and compliant with our environmental management policies and practices, as well as to ensure job tasks are performed appropriately to ensure the protection of the environment. For example, all site staff in Texas and Wyoming receive radiological training annually. Radiological training is essential for health and safety, as well as environmental protection and monitoring.

Further, in Wyoming, all site personnel receive job specific training that relates to environmental protection within their relevant tasks. Environmental training for contractors on site is dependent on their job functions. For example, for our drill contractors in Wyoming, we provide four hours of job training, with 50%-75% of the training relating to environmental management and protection.

Emergency Response Plans

UEC has developed environmental emergency response plans in the case of environmental incidences. In the event of an environmental incident, the top priority is worker safety, followed by minimizing environmental impacts. For example, for spills of any substance, we have a protocol in place to assess and measure the quantity and impact of the spill, and guidelines for employees to direct them on how to clean and remediate spill footprints. For all incidences, employees must complete an incident report and, if classified as such, spills are reported to the respective regulatory agencies. Corrective action is taken, and a plan is determined by the site team on how to ensure the incident will not happen again. Remediation of the spill site is completed, and approval is provided by the respective government agency, as needed.

Environmental Management Performance

In FY23, we had no instances of non-compliance with environmental regulations.

Instances of Non-Compliance with Environmental Regulations

	FY21	FY22	FY23
Goal	0	0	0
Performance	0	0	0

"In FY23, we had no instances of non-compliance with environmental regulations.



Spotlight on the In-Situ Recovery Method

We utilize in-situ recovery or "ISR" uranium method for our Texas and Wyoming projects and will continue to utilize the ISR method whenever such alternative is available to conventional mining. When compared to conventional mining, the ISR method requires lower capital expenditures, has a reduced impact on the environment, and results in a shorter lead time to uranium recovery.

VISIT OUR WEBSITE FOR MORE INFORMATION

ISR is considered considerably more environmentally friendly compared to alternative, traditional mining approaches, as the ISR process does not require blasting or waste rock movement, resulting in less damage to the environment, minimal dust, and no resulting tailings or tailings facilities. Further, ISR is more discrete and, therefore, land access does not typically have to be restricted, and the area may be restored to its pre-mining usage faster than when applying traditional mining methods.

In-Situ Recovery Process

On-site groundwater, fortified with gaseous oxygen, is pumped into the sandstone that contains the uranium through a pattern of injection wells. This bubbly solution dissolves the uranium deposits, separating the uranium from the sandstone. The uranium-rich water is then pumped back up to the surface through a series of production wells. The water is recycled to be used again in the process. To read more about our water management practices, see page 29.

Stripping

The synthetic resin beads are transferred to a stripping tank, where a salt water solution is used to strip the uranium from the resin beads.

Drying

The uranium is washed with fresh water and transferred it to a zero emissions vacuum dryer in Texas, or calciner dryer in Wyoming, for further dewatering.


Step 1
Step 2
Step 3
Step 4
Step 5
Step 6

Ion Exchange Process

An ion exchange system is used to separate the uranium from the water. During this process, the water flows through large ion exchange tanks, where the uranium is concentrated onto millions of synthetic resin beads. These beads are then transferred in a specially designed resin-hauling trailer to one of the Company's processing plants.

Precipitation and Filtration

The uranium solution then flows to a precipitation tank, where uranium crystals are formed. This is then put through a filter press, which separates the uranium solids from the liquid. These filter cloths and other equipment used in the recovery process, such as bag filters, piping, pumps and hoses, when no longer usable are classified as radiological, or byproduct waste and must be sent to a licensed disposal facility for disposal.

Packaging

The dewatered uranium (U_3O_8), also known as yellowcake, is then packed in steel drums for safe transportation to a conversion refinery. The liquid byproduct waste – the leftover solution from the filter press – is injected into deep disposal wells in Texas, or into evaporation ponds in Wyoming, in compliance with government regulations.

The EH&S Benefits of ISR

ISR has **little to no impact** on the ground's surface area and local biodiversity.

ISR produces no tailings and **significantly less solid waste** than conventional mining.

ISR **does not require large volumes of freshwater** compared to conventional mining. At both our Texas and Wyoming operations, the groundwater does not meet the EPA's primary or secondary drinking water standards. We recycle up to approximately 95% of the water used during ISR production and 75% of the water used during the restoration phase.

ISR is **one of the safer, if not the safest, forms of mining utilized today.** Workers are not required to work underground or in surface excavation areas, which greatly reduces the potential for accidents and exposure to radioactivity.

ISR **does not release potentially hazardous substances** frequently associated with conventional mining, such as mercury and lead, and does not use harmful chemicals such as hydrofluoric acid.



Water Stewardship

Access to clean, safe drinking water is a human right and a key objective of the United Nations' SDGs.

Traditionally, ISR operations recycle significant volumes of non-potable groundwater and typically have no impacts on local drinking water supplies and access. Regardless, UEC commits to being a responsible steward of all ground, surface and municipal water, through having the necessary policies and procedures in place to ensure the responsible management of all water resources throughout our operations.

Water Governance

UEC's Board, through its Sustainability Committee, oversees sustainability-related issues, including water-related risks, management strategies and our performance. Our corporate-wide EH&S Policy, outlines our commitment to water stewardship, including our commitment to:

- **Managing water responsibly**, striving to minimize our water use and impacts on water quality and quantity, **protecting the ecosystems in which we work**, and supporting equitable access to water.
- Creating **water consumption baselines and reduction targets**, tracking consumption data and developing water reduction strategies.
- **Recycling water as much as feasible** to ensure its preservation in the regions in which we operate.
- **Evaluating processes for water efficiencies** at the beginning of **each mining phase**: exploration, production and restoration.
- **Disclosing our water usage** annually.

For more information on the roles, responsibilities and accountabilities related to water stewardship, see the Sustainability Governance section of this report.



Water-Related Risks and Management Strategies

Our operational sites do not face any material withdrawal or scarcity risks and do not operate in regions with high or extremely high baseline water stress. We monitor risks associated with our water use, including the availability of adequate water supply, water discharge quality and quantity and any long-term water management obligations. We identify these risks through conducting thorough studies during the permitting process to understand water risks, followed by establishing and executing effective water management procedures and practices, including measuring and monitoring our water use on a regular basis, and introducing practices that allow us to reduce our water use.

> *Our ISR projects use non-potable ore-hosted groundwater that does not meet the EPA's primary or secondary drinking water standards and should only be used for industrial purposes.*

UEC water-related studies typically include hydrogeological assessments to understand the local water table, aquifer characteristics, and potential impacts on water quality and quantity. Surface water assessments examine the potential for contamination of nearby streams, rivers, or lakes, while also considering the effects on aquatic ecosystems. These studies that direct strategies and management procedures and protocols for water stewardship, including measures to prevent and control water pollution, ensure adequate water supplies for mining operations, and minimize disruptions to the surrounding environment and community stakeholders. Our permitting applications include baseline water quality data that is characteristic of each individual mine unit, proposes upper control limits for monitor well analysis and establishes restoration values for water quality and other biodiversity aspects.

UEC follows regulatory guidance to ensure transparency and accountability throughout the permitting process, and to address concerns related to water resources. For all our permitted sites, we have undergone multiple public comment periods to address ground and surface water protection and consumption. We engage with local municipalities when concerns over water usage arise in the counties we operate in and continue to commit to transparency and the sharing of water data with stakeholders.

Our ISR projects use non-potable ore-hosted groundwater that does not meet the EPA's primary or secondary drinking water standards and should only be used for industrial purposes. Our ISR processing facilities employ a closed-loop water system, which recycles approximately 95% of the water used during production.



Our goal is to restore the non-potable ore-hosted groundwater back to pre-mining concentrations of metals, cations and anions and total dissolved solids. To do this, we use reverse osmosis ("RO"), a water purification process that uses pressurized membranes to separate ions, unwanted molecules and larger particles from affected water.

After processing through the RO unit, the treated water – up to 75% of the groundwater used – is returned to the affected aquifer through injection wells.

At our ISR sites, we monitor our water quality on a regular basis through regular groundwater and surface water samplings. During FY23 sampling, all parameters were in line with historical data for the sites and in line with the requirements of our license conditions.

We conduct quarterly surface water sampling including upstream, downstream and within the permitted boundary. In FY23, all surface water sampling locations were below the effluent concentrations and radionuclide levels are consistent with historical values presented in our license.

Because ISR operations are groundwater-based, we analyze our groundwater to ensure we meet regulatory requirements in terms of specific control parameter concentrations. This ensures that we keep groundwater quality within permitted limits. If higher than normal levels are detected, we follow operational procedures to bring concentrations back to permitted limits. In FY23, all groundwater monitoring results were within permitted limits indicating that our activities have not had a direct impact on groundwater sources in our permitted or surrounding areas.

In Saskatchewan, during exploration drilling, we measure and monitor our water use, similarly to our operational sites. We conduct tests for water quality before releasing water back into local water ways. In Saskatchewan, the vast majority of water used during exploration drilling is returned back to the natural ecosystem.

Initiatives to Reduce Water Usage

Whenever possible we employ the ISR method as our primary approach to extracting and processing uranium. The uranium ore-bodies where ISR is used contain uranium, radium and other uranium daughter products thus making the groundwater non-potable. The groundwater is classified as unsuitable for any other use than industrial. Even though the groundwater we use in ISR is non-potable, ISR still does not require large volumes of groundwater compared to conventional mining. In Texas and Wyoming, where we employ ISR, we recycle up to approximately 95% of the groundwater during production and 75% of the groundwater used during the restoration phase. Further, UEC has installed variable frequency drives ("VFD") on select process pumps to enhance efficiency, reducing energy and water use.

In Saskatchewan, as we begin early-stage assessments of mine design plans for our Roughrider site, we have identified several initiatives that would enable us to preserve and reduce our overall water use at site by 20%.

> *"Whenever possible we employ the ISR method as our primary approach to extracting and processing uranium.*

Water Stewardship Performance

UEC has set an objective to reduce water usage at our Roughrider, Saskatchewan site. This includes an objective to reduce mine/mill water usage by 20% compared to conventional approaches through applied technology, design, and recycling. This reduction will be seen upon mine development.

The figures below represent water consumption across our active sites for FY23.

FY23 Water Usage (thousand cubic meters ("m^3"))[7]

	Saskatchewan	Wyoming	Texas
Total water usage	21.57	110.88	52.72

Water Usage Trend (m^3) at UEC Saskatchewan Operations (Local surface waterbodies)[8]

	2020	2021	FY23
Water used for drilling	2153.46 m^3	3390.56 m^3	21,295.1 m^3
Water Intensity (cubic meters (m^3) per meter drilled)	0.62 m^3/m	0.64 m^3/m	1.08 m^3/m

Key highlights:

100%
Of water used during our ISR process is non-potable water, used for industrial purposes only.

Zero
Water-related incidences or instances of non-compliance.

Zero
UEC facilities are in high water stress areas.

Air Quality Management

Protecting local air quality is crucial to the health and well-being of our employees and the communities where we operate. To that end, we routinely monitor air quality in and around our production facilities and projects to ensure our levels of radon and uranium radiation are well below allowable regulatory limits. Moreover, our closed-loop piping system at our ISR facilities keeps these particulates contained, rather than vented to the atmosphere during operation.

Air Quality Governance

UEC's Board, through its Sustainability Committee, oversees sustainability-related issues, including air quality-related risks, management strategies and our performance. Our corporate-wide EH&S Policy, outlines our commitment to ensuring air quality remains well below allowable regulatory limits, including our commitment to maintain a rigorous and disciplined radiation program to monitor and measure radiation doses while keeping doses as low as reasonably achievable ("ALARA").

For more information on the roles, responsibilities, and accountabilities of air quality management, see the Sustainability Governance section of this report.

Air Quality-Related Risks and Management Strategies

As a uranium mining company, our material air emissions are related to radon and uranium particulate. These are material only at our ISR facilities in Texas and Wyoming as our Saskatchewan sites are in exploration phase.

We closely monitor the concentration of radon and uranium particulate in our facilities and in surrounding areas through a rigorous ambient air monitoring program and regular reporting to regulatory bodies. Our goal is to keep our air emissions ALARA. At all operating mines and facilities, we collect and verify representative samples of emissions at the point of discharge through stack sampling to determine the total mass of pollutants emitted to the atmosphere. Stack sampling is conducted on a regular basis to ensure air quality levels remain ALARA.

Our uranium dryer in Texas is a zero emissions dryer, meaning, during dryer operations, no radon and uranium particulate are released. Therefore, ongoing stack sampling specifically for dryer operations is not required beyond our regular air quality program.

When our projects are operating in Wyoming, we conduct sampling of the uranium calciner stack, which vents steam from the drying process, by collecting and analyzing representative samples of the stack emissions at the place of origin.

At our Wyoming operations, we have continuous, automatic air monitoring stations inside the Irigaray Central Processing Plant ("CPP") drying and packaging areas at 11 locations for the detection of uranium air particulate. We also have six environmental air sampling stations located at the nearest residences and other locations outside the CPP that run on a 24-hour basis when the yellowcake dryer is operating. Radon and air particulate are also monitored monthly within both the CPP and satellite plant, whether or not the dryer is operating. Radon and gamma radiation are routinely monitored at 14 locations surrounding the Irigaray CPP and Christensen satellite and wellfields. Uranium particulate monitoring is not required at satellite sites due to a closed-circuit process and no dryer on site.

Daily walk-through inspections are conducted at our central processing plants and satellite plants to determine radiation control practices are being implemented appropriately. A summary of inspection findings along with levels of air particulate matter are reported in an Effluent Report on a semi-annual basis to the relevant regulatory agencies.

“We routinely monitor air quality in and around our production facilities and projects to ensure our levels of radon and uranium particulate are well below allowable regulatory limits.



Public Safety

Regulatory bodies require that each Radioactive Material Licensee conduct their operations in a manner that the total effective dose equivalent to members of the public does not exceed 100 mrem in a year, and that the dose from external sources in any unrestricted area does not exceed 2 mrem in any hour. UEC demonstrates compliance to the public dose requirements by performing an annual dose assessment for the individual or individuals who are members of the public and likely to receive the highest dose from our operations. This could be the nearest resident(s) to the operation, or any person routinely within an unrestricted area in close proximity to the operations based on monitoring conducted at that location. In FY23, we regularly monitored gamma radiation to ensure we remained well below regulated limits. Further, 100% of UEC sites in the U.S. and Canada are in remote areas, not near to dense populations.

As a component of our air quality monitoring program, we undergo an annual review of our radiation protection program and submit the results of this review to regulatory bodies. During this ALARA audit in FY23, no areas of non-compliance or concern were detected.



Air Quality Monitoring Performance

In FY23, we maintained a robust air quality monitoring program and had no instances of non-compliance with air quality and emissions related regulations. UEC monitoring programs have been successful in providing sufficient data that indicates no release had been made from our operations exceeding the environmental effluent concentrations allowed by regulators.

Air Quality Monitoring Results for FY23 (Curies ("Ci"))[9,10]

	Radon	Uranium Emissions
Texas	0	0
Wyoming	2.9	0.000843

Air Quality Monitoring Results (3 Year Trend) (Ci)[11]

	FY23		FY22		FY21	
EMISSION TYPE	RADON	URANIUM EMISSIONS	RADON	URANIUM EMISSIONS	RADON	URANIUM EMISSIONS
Texas	0	0	0	0	0	0
Wyoming	2.9	0.000843	4.02	0.0003	3.8	0.00003

Key highlights:

Zero
Instances of non-compliance with air quality and emissions related regulations.

Emissions of radon and uranium particulate were kept well below regulatory limits.

Zero
Areas of non-complinace or concern were detected during UEC's FY23 ALARA audit.

Waste Management

At UEC, we are committed to responsibly managing the waste generated through our operations in accordance with our compliance obligations and in a way that protects people and the environment.

At UEC, we've adopted a comprehensive approach for conserving resources and managing and reducing waste.

Waste Management Governance

Responsible waste management is a key component of UEC's environmental management program. We recognize the safe and appropriate management of our waste, from byproduct to municipal waste, is an important practice for our Organization and the communities where we operate.

UEC's Board, through its Sustainability Committee, oversees sustainability-related issues, including waste-related risks, management strategies and our performance. Our corporate-wide EH&S Policy, outlines our commitment to managing waste responsibly, including:

- → Employ a **robust waste management plan that adheres to applicable regulations**, ensures effective oversight over our consumption, and serves as a guide for tracking, evaluating and reducing waste streams.
- → **Train UEC employees and contractors to integrate best practices into their daily operations** to reduce, reuse and recycle materials, consistent with local, state and federal rules and guidance.
- → **Create a culture of waste prevention, reuse, recycling and composting**, ensuring this is prioritized over landfill disposal in every situation.
- → **Track all waste consumption data**, set waste reduction targets and develop waste reduction strategies to ensure our success.
- → **Disclose our waste consumption** annually.

The EH&S Policy is complemented by our corporate-wide Waste Management Protocol, which establishes consistent practices focused on measuring, reducing, recycling and safely disposing of all types of waste. For more information on the roles, responsibilities and accountabilities of waste management, see the **Sustainability Governance** section of this report.



Waste Management Related Risks and Management Strategies

UEC complies with all federal and state laws related to waste management. Our waste management practices for each type of waste are explained below.

Radiological waste ("byproduct waste")

An important benefit of employing ISR is the limited amount of waste produced from the extraction process. ISR produces no tailings and significantly less solid waste than conventional mining. Both open pit and underground uranium mining produce radioactive tailings, consisting of crushed rock, water and processing chemicals, which need to be stored in long-term, often large-scale facilities. Due to the minimal disturbance the ISR process has on the ground's surface, the process results in no waste rock or tailings. This means reduced risk of tailings incidences or health and safety incidents involved in handling tailings.

Tailings are required to be stored on site within engineered tailings management facilities. The annual tonnage of tailings produced is dependent on the ore grade and the production rate. Uranium mill tailings are radioactive, and in the U.S. are turned over after reclamation to the Department of Energy for long-term surveillance and maintenance.

ISR produces only a small amount of radioactive or "byproduct" waste, which consists of the equipment used in the recovery process that cannot be reused or decontaminated, such as cloth filters, pumps and hoses, and a minimal amount of sand. The volume of byproduct waste produced during ISR and processing is significantly less compared to the amount of tailings produced through conventional mining.

Byproduct waste must be labeled, handled, stored and properly disposed of in accordance with the Company's applicable radioactive material license, standard operating procedures, and state and federal guidelines. Byproduct waste is labeled as contaminated trash and transferred to 20-cubic yard waste bins for shipment to a licensed facility for permanent disposal. Byproduct materials can also be temporarily stored in the site evaporation ponds.

Despite the fact that the amount of byproduct waste is significantly less than that of conventional mines, UEC recognizes that there are important risks to be managed when handling it, including risks to our people and to the environment. For this reason, we have strict operational procedures that are followed to ensure the safe handling and storage of byproduct waste and to ensure our compliance with regulatory requirements. Byproduct waste is kept in restricted areas, accessible to trained staff only. Storage containers are labeled and inventoried, with monthly inspections to ensure they are appropriately and safely maintained.

In FY23, UEC produced 9.86 metric tons of byproduct waste.

Tailings pond compared to byproduct waste


UEC ISR WASTE MANAGEMENT IMPACT
Byproduct waste
can be stored in a 20-yard shipping container or in evaporation ponds, typically about 1 to 2 acres in size.
CONVENTIONAL MINING WASTE MANAGEMENT IMPACT
Tailings waste
Tailings ponds usually take 20-40 acres of engineered, lined tailings cells.

Hazardous Waste

Hazardous waste includes, but is not limited to, certain listed chemical waste, as well as objects such as batteries, pesticides, lamps and thermostats. All hazardous waste must be labeled, handled, stored and disposed of according to state and federal guidelines. For battery waste, UEC has partnered with our local home improvement retailers to participate in recycling programs.

Specially regulated waste is a subset of hazardous waste, which includes used oils, paint sludge and cleaning solvents. All specially regulated waste must be labeled, handled, stored, recycled and disposed of consistent with state and federal guidelines. At our operations, used oil is stored in an approved container and is removed for recycling when necessary. The volume of used oil recycled will be recorded and saved on site for annual tracking metrics.

In FY23, UEC had 1.43 metric tons of hazardous waste. This waste was generated at our Raven Camp in Saskatchewan and included hydrocarbon spent fuel. The waste was disposed of safely, following provincial guidelines, and sent to a regulated disposal site.

Waste Rock

In FY23, UEC completed its acquisition of UEX, a portfolio of high-grade conventional uranium sites in Northern Saskatchewan. During exploration activities in FY23, 6.56 metric tons of waste rock were generated, which were disposed of following provincial guidelines. Waste rock is rock that is removed in the mining process to provide access to uranium minerals. This rock is not further processed and therefore, is shipped to a regulated disposal facility.

Municipal Solid Waste (Non-hazardous Waste)

Municipal solid waste is our everyday business waste, such as product packaging. UEC separates these items into recyclable and those intended for the landfill. As we operated at a reduced pace to capture residual uranium only during FY23 at our U.S. operations, our overall waste was minimal, at 2.87 metric tons. All of UEC's non-hazardous waste that is not recycled is sent to landfills.

Due to the limited scale of our exploration operations in Northern Saskatchewan, we were unable to track municipal or non-mineral waste for the year at these sites. However, UEC ensures that we follow stringent waste disposal guidelines aligned with provincial regulation. Further, to keep waste minimal, we rent equipment, so there is limited maintenance and disposal required.

UEC has developed strategies to reduce municipal waste at our sites, despite how small our overall waste footprint is. For example, when purchasing goods, all managers and supervisors must prioritize products that reduce or have a smaller negative impact on human health and the environment. This means purchasing products that are durable rather than disposable, have minimal packaging and are readily recyclable when discarded.

Waste Management Performance

Below is an overview of our waste management performance over the last two fiscal years. Given UEC's approach to mining, including our use of ISR, our overall waste output is low compared to conventional mining companies.

Waste Management Trend (metric tons ("mt")) at UEC operations

	FY22	FY23
Total weight of non-mineral waste generated (Non-hazardous Waste)	0.943	2.87
Total weight of tailings produced	0	0
Total weight of waste rock generated	0	6.56
Total weight of hazardous waste generated	0	1.43
Total weight of hazardous waste recycled	0	0
Number of significant incidents associated with hazardous materials and waste management	0	0

UEC has seen an increase in waste rock and hazardous waste generation due to the overall growth of the Company, and acquisition of UEX in FY23, which added a portfolio of high-grade conventional sites in Saskatchewan where the Company is in early-stage exploration.

Climate Change and Decarbonization

We believe nuclear energy will continue to be an important part of the energy transition and low carbon economy. As such, we are focused on scaling our business to meet the future energy needs for nuclear in the U.S. and globally. Further, we recognize the critical nature of the fight against climate change. As such, we have made decarbonizing our operations a priority and have committed to achieve net-zero for our ISR operations in Texas and Wyoming.



Our Alignment with the TCFD Recommendations

In the following section, we have aligned our disclosure with the Task Force on Climate-Related Financial Disclosure ("TCFD") recommendations, where we outline our climate-related risks and opportunities and our decarbonization efforts to date. The content of this section is intended to help investors and other stakeholders understand how we integrate climate-related risks and opportunities into our governance and decision-making.

Governance	Risk Management	Strategy	Metrics and Targets
Disclose the organization's governance around climate-related risks and opportunities	Disclose how the organization identifies, assesses and manages climate-related risks	Disclose the actual and potential impacts of climate-related risks and opportunities on the organization's businesses, strategy and financial planning where such information is material	Disclose the metrics and targets used to assess and manage relevant climate-related risks and opportunities where such information is material
RECOMMENDED DISCLOSURES	RECOMMENDED DISCLOSURES	RECOMMENDED DISCLOSURES	RECOMMENDED DISCLOSURES
→ Describe the board's oversight of climate-related risks and opportunities	→ Describe the organization's processes for identifying and assessing climate-related risk	→ Describe the climate-related risks and opportunities the organization has identified over the short, medium and long-term	→ Disclose the metrics used by the organization to assess climate-related risks and opportunities in line with its strategy and risk management process
→ Describe management's role in assessing and managing climate-related risks and opportunities	→ Describe the organization's processes for managing climate-related risks	→ Describe the impact of climate-related risks and opportunities on the organization's businesses, strategy and financial planning	→ Disclose Scope 1, Scope 2, and, if appropriate, Scope 3 GHG emissions, and the related risks
	→ Describe how processes for identifying, assessing and managing climate-related risks are integrated into the organization's overall risk management	→ Describe the resilience of the organization's strategy, taking into consideration different climate-related scenarios, including a 2°C or lower scenario	→ Describe the targets used by the organization to manage climate-related risks and opportunities and performance against targets
TCFD ALIGNED ✓	TCFD ALIGNED ✓	TCFD ALIGNED ✓	TCFD ALIGNED ✓

What is the TCFD?

The Financial Stability Board, an international body that monitors and makes recommendations about the global financial system, created the TCFD to improve and increase reporting of climate-related financial information. The Financial Stability Board recognizes that climate change presents financial risk to the global economy and that markets need clear, comprehensive, and high-quality information on the impacts of climate change to consider when placing investments.

Read more about the history of the TCFD at www.ifrs.org/sustainability/tcfd/.

This is UEC's first disclosure aligned with the recommendations of the TCFD. It is informed by and structured in accordance with the four central pillars of the TCFD recommendations, as seen to the left.

Governance of Climate-Related Risks and Opportunities

Board Oversight of Climate-Related Risks and Opportunities

Since our founding, UEC has been committed to the highest standards of corporate governance. Effective corporate governance is essential to ensure organizational systems and practices are grounded in ethics and aligned to the interests of its shareholders and stakeholders. At UEC, our Board, which brings nearly 250 combined years of diverse industry experience, provides oversight of the management team, guiding our organizational strategy and growth while effectively managing risks.

For an overview of our Board and its role in providing oversight to UEC's corporate governance, see our Governance section.

Examples of oversight and guidance provided by the Board and its committees as they relate to climate-related risks and opportunities are as follows:

Board of Directors:

- **Review of occurrences and potential impacts** to assets, operations and site staff resulting from extreme weather events.
- **Regulatory changes related to GHG pricing and mandatory and voluntary climate disclosures**, such as the SEC climate disclosure rule in the U.S., and their implications on the Organization.
- Market, policy, and financing trends, such as the **increased demand and accelerating preference for nuclear energy** as a key component of a net-zero future energy mix.
- **UEC's GHG emissions measurement, management and disclosure approach.**
- **Review of policies related to the management of UEC's GHG emissions**, such as the review and approval of UEC's EH&S Policy and supporting protocols.

Board Competency on Climate-Related Risks and Opportunities

UEC's Board brings extensive and diverse experience in finance, accounting, risk management, mining, and energy policy, amongst other expertise. With this extensive experience, many of our directors provide oversight on sustainability and climate-related topics. In FY23, UEC's management team surveyed the Board on a variety of sustainability and climate topics to understand how Directors assessed the performance of the Board on various related topics, and to understand areas in which Directors wanted to increase the Board's competencies.



Management's Role in Assessing and Managing Climate-related Risks and Opportunities

As the risks and opportunities associated with climate change and the transition to more clean energy have implications across the Organization, UEC takes a company-wide approach to assess and manage them. As outlined below, the executive management team has overarching accountability for how climate-related risks and opportunities are managed. The executive management team works closely with our site leadership teams and staff to assess and identify management approaches to mitigate and address identified risks.

Executive management team:

- → Hold **overarching accountability** for the management of organizational climate-related risks and opportunities.
- → **Ensure effective engagement with the Board** to enable transparent oversight of climate-related risks and opportunities.
- → Stay abreast of **political, financial, market and societal shifts worldwide** that have **implications on our corporate strategic objectives**, including those associated with nuclear energy and momentum towards a net-zero future.
- → **Implement strategic objectives related to GHG emissions** management, including targeting net-zero operations for our ISR facilities in the U.S.
- → **Assist the Board** in its ultimate oversight and accountability for the Company's approach and **progress towards our decarbonization efforts**.
- → Assist the Board in its ultimate oversight of the **Company's approach to physical climate-risk management**.
- → **Develop and implement organizational policies** that guide procedures related to environmental management, including UEC's EH&S Policy.
- → **Identify, assess, manage and disclose** in corporate filings **any major risk factors** facing the Company.

UEC's VP, ESG & Sustainability is responsible for the development of the Company's decarbonization plans and approach to measuring and managing UEC's GHG emissions, in coordination with site teams across all operations. Further, the VP, ESG & Sustainability is responsible for working alongside site management teams to identify, assess and develop mitigation plans associated with climate-related risks. Decarbonization planning and climate-risk assessment efforts were launched in FY23.

Site management team and staff:

- → Develop and implement **site-specific protocols, aligned with UEC's overarching strategies and policies**, to ensure the effective measurement and management of GHG emissions.
- → Participate in climate-risk identification and planning efforts, in coordination with executive management, to identify, monitor and develop **site-specific mitigation plans to address physical climate-related risks** (launched in FY23).
- → **Participate in decarbonization planning efforts**, in coordination with executive management, to inform decarbonization roadmap, goals, and targets (launched in FY23).





Risk Management for Climate-Related Risks

Climate Risk Identification, Assessment and Management

Historically, we have identified, assessed and managed transition risk at the corporate-level and physical risks at the site-level.

For transition risks, which include risks posed by changes in regulations or policy, our executive management team identifies, assesses and monitors relevant risks on a daily basis. These include:

- **Changes in applicable laws and regulations**, including relating to carbon pricing, reporting obligations, sustainable finance, and policy incentives for clean energy adoption.
- Changes in **clean energy and nuclear energy policy** globally.
- **Investments** in nuclear and other clean energy sources.
- **Technology advancements** related to nuclear and other clean energy sources.
- **Stakeholder perspectives** on the topics of nuclear and other clean energy sources.

On an annual basis, during UEC's strategic planning process, the executive management team will review the identified transition risks, assess their impact on the Organization and include major risk factors in relevant disclosures.

For physical risks, site management teams have historically identified, assessed, and managed these risks during an initial assessment conducted alongside environmental baseline assessments and permitting activities. Typically, this assessment takes place during the development stage, before physical infrastructure is built. Climate risks, including precipitation patterns, drought and flooding risks, frequency of forest fires and other extreme weather events such as tornados and hurricanes are studied to inform the criteria and design of site infrastructure.

UEC sought to formalize our climate-risk assessment approach in FY23. As a part of this process, and with third party support, UEC examined all of our sites to identify physical and transition related climate risks with the support of Executive Leadership and Site Management Teams.

These efforts included:

- **Conducting a scenario analysis** based on the Intergovernmental Panel on Climate Change ("IPCC") representative concentration pathway ("RCP") scenario RCP 4.5 and 8.5 and the IEA's Net-Zero scenario (aligned to 1.5 °C warming scenario) to understand transition and physical risk climate trends and their impacts on the business. This scenario analysis considered factors including future energy demand and mix, policy and carbon pricing, technological advancements, and variances across macro-economic, geographical and demographic variables.
- **Interviewing UEC Site Management Team across all sites** to identify, assess and discuss management plans related to potential climate-related physical risks, including extreme weather events, changes in precipitation patterns, changing mean temperatures, and variability in weather patterns.
- **Interviewing UEC Executive Management Team regarding potential climate-related transition risks**, including policy and legal risks, technology risks, market risks, and reputation risks.
- **Analyzing physical hazard screening reports for associated sites** to gain further understanding of physical climate-related risks, likelihood and impacts of risks, including assessing extreme heat, rainfall and drought by IPCC RCP scenario RCP 4.5 and 8.5.
- **Preparing a physical risk matrix table and a transition risk table**, each explaining identified potential risks and opportunities and associated potential impacts.
- **Identifying existing management and mitigation plans** to address key identified risks, and where management plans did not exist, developing management and mitigation plans for sites.

For further information on the risks identified, see the following section, "Strategy".

Climate Risk Integration

On an annual basis, at a corporate level, we review key risks facing the organization, assess their impact and develop mitigation and management strategies, as necessary. Climate risks, both physical and transition, are reviewed during this corporate-level review. Going forward, we will continue to review these risks as a part of our corporate review process. New climate risks identified during our climate risk assessment this year have been included in this review.

As this was UEC's first year in conducting a climate risk assessment, we will look to strengthen and refine our approach as we move forward.

Strategy

As one of the largest, diversified North American focused uranium companies, advancing the next generation of low-cost, environmentally friendly ISR uranium projects in the U.S. and high-grade conventional projects in Canada, our strategy sits at the heart of the energy transition.

We anticipate nuclear energy will play an important role in the energy transition. We have outlined our view on the outlook of the energy transition and how this relates to our strategy in the Fueling Clean Energy section of this report. More information on how the energy transition is impacting our strategy is identified below under Transition-Related Opportunities.



Transition-Related Opportunities

UEC is well positioned to take advantage of the following transition-related opportunities:

Opportunity	Transition-Related Opportunity Description	Impact and Organizational Resiliency
MARKETS		
Global net-zero commitments TIME HORIZON Opportunities can be captured in the medium and long-term	According to the World Resources Institute, since the Paris Agreement, a legally binding international treaty on climate change adopted by 196 parties, was signed in 2015, over 90 countries have set net-zero emissions targets, including China, the United States, Canada and India, representing over 80% of global GHG emissions.[12] The U.S. aims to cut emissions by 50-52% below 2005 levels by 2030 and reach net-zero no later than 2050 (source: Whitehouse, U.S. Net-Zero Strategy).[13] Canada aims to reduce emissions by 40-45% from 2005 levels by 2030 and also achieve net-zero by 2050 (source: Canada's Climate Change Strategy).[14] Decarbonization goals and commitments at the national and individual business levels position nuclear energy as a reliable and low-carbon energy source for a net-zero grid, the backbone of government decarbonization efforts.	As one of the world's fastest growing suppliers of uranium, a key fuel that will power the low carbon economy, we believe UEC is well positioned to take advantage of the energy transition away from fossil fuels towards clean sources of energy. With over 18 years of experience in the industry, and production-ready facilities in Wyoming and Texas applying the environmentally friendly and low carbon approach of ISR, UEC can quickly ramp up its production of uranium to meet the growing demand for nuclear energy. Further, as countries and companies adopt net-zero targets, we will be well-positioned to be a net-zero supplier of uranium through our own decarbonization efforts. Our decarbonization efforts will allow us to become a preferred provider of uranium to utilities looking to procure uranium aligned to their own net-zero goals.

Opportunity	Transition-Related Opportunity Description	Impact and Organizational Resiliency
MARKETS		
Rising demand for carbon-free electricity TIME HORIZON Opportunities can be captured in the short, medium and long-term	The IEA projects a doubling of electricity generation by 2050, requiring a combination of intermittent renewables like wind and solar, and continuous zero-carbon sources such as nuclear energy. Nuclear energy provides a baseload to electricity systems that are increasingly composed of intermittent renewable sources. A stable source of low-carbon electricity in the energy mix is critical to meeting global and national GHG reduction targets. The IEA's Net-Zero Scenario projects that nuclear power will play a key role in providing carbon-free electricity to grids globally, with its output rising steadily to 40% to 2030 and doubling by 2050. At its peak in the early 2030s, global nuclear capacity additions reach 30 Gigawatts per year, five-times the rate of the past decade under this IEA's scenario.[15] The IPCC, in its 2022 report, projects the global investments in nuclear energy generation to reach well over $100 billion per year through mid-century. Further, the IPCC authors found that holding a global average temperature increase to 1.5°C requires a doubling of global nuclear energy generation by 2050.[16] The WNA's Harmony Program expresses an even higher forecasted need: "To meet the growing demand for sustainable energy, we will need nuclear to provide 25% of electricity before 2050 as part of a clean and reliable low-carbon mix. Achieving this means nuclear generation must triple globally by 2050."[17]	As the demand for electricity grows, we anticipate the demand for nuclear energy to grow, aligned to the net-zero scenario identified by the IEA. Growing demand for nuclear energy will require an increase in uranium supply. UEC is well-positioned to be a tier-one provider of uranium given our operations across the U.S., Canada and Paraguay and our application of the low-carbon and environmentally friendly ISR approach to extract uranium.
Growing political support for nuclear energy TIME HORIZON Opportunities can be captured in the short, medium and long-term	Growing demand for low-carbon electricity, alongside geopolitical tensions in Europe due to the Russia-Ukraine war, has resulted in a renewed commitment to securing a stable supply of uranium and nuclear energy, demonstrating a shift in political and societal sentiments. Significant investments and policy shifts have demonstrated growing support for nuclear energy, and thus, uranium mining. Energy providers and governments are extending existing nuclear reactors. As the operating lives of these plants are extended up to as much as 80 years, we expect to see increased demand for services across the value chain, including uranium.[18] Further, micro and small modular reactors ("MMR" and "SMR"), are an important emerging technology for the energy industry. MMRs and SMRs build on existing nuclear capabilities, including technological and material advances, fuel cycle advances, and higher efficiencies creating a new space for nuclear energy growth. With its lower initial capital investment, greater scalability, and siting flexibility for locations unable to accommodate more traditional larger reactors, as well as enhanced safety and security, SMRs can be a leading technology for decarbonizing industries and enhancing grid reliability. **See following page for recent examples pertaining to the growth of nuclear energy globally.**	Growing geopolitical tensions between Russia and the West has led to increasing pressures for trade barriers for critical minerals and increased need for countries to plan for energy security and independence. UEC's production ready ISR facilities in the U.S. and high-grade conventional projects in Canada, position us well to be a preferred provider of uranium in North America to meet the growing demand for nuclear energy. Further, UEC may have the opportunity to benefit from tax incentive programs such as the Clean Technology Manufacturing Tax Credit offered by the Canadian Government or the 45Q tax credit provided through the U.S. Government as we pursue our decarbonization efforts.

Select Global Nuclear Energy Advancements (2021-2023)

Canada

In 2022, the Canadian Federal Budget introduced the **Clean Electricity Investment Tax Credit, Clean Technology Investment Tax Credit program, Investment Tax Credit for Clean Technology Manufacturing** and additional programs to support zero-emission technology manufacturers, which all support and contribute to the advancement of the nuclear industry in Canada.

The Investment Tax Credit for Clean Technology Manufacturing, introduced in the Canadian Federal Budget specifically applies to investments in new machinery and equipment used to manufacture, process and extract key critical minerals, including uranium.

Natural Resources Canada launched the Enabling SMR Program to promote and fund the advancement of SMRs as a key technology in a low-carbon future and, four provinces - Ontario, New Brunswick, Alberta, and Saskatchewan - jointly released a Strategic Plan for the Development of SMRs, demonstrating the interest of the federal and provincial governments to further the development of SMRs in Canada.

Ontario Power Generation ("OPG") announced plans to extend the life of one of its nuclear power plants until at least 2026, with potential to be extended up to 30 years.

The Canadian Infrastructure Bank partnered with OPG to invest C$970 million (about US$715 million) in Canada's first SMR at the Darlington plant.

The Canadian federal government's inclusion of SMRs amongst clean energy technologies within clean energy tax incentive programs provided a clear signal to the market that it considers nuclear power to be "clean energy" on par with all other low-carbon technologies.

United Kingdom

The United Kingdom announced plans to **build eight new nuclear power plants by 2030** to provide energy independence and security.

European Union

The EU extended its environmentally sustainable investment taxonomy to **include nuclear energy as a "Transitional Green Investment".**

Sweden

Sweden's government calls for **10 new large or SMRs to be built** by 2045.

Belgium

Belgium announced a **ten-year life extension,** to 2036, for **two of the country's newest reactors.**

France

France announced its plans to **construct the first two of six reactors in 2028,** with an option to consider building up to eight more by 2050.



Japan

Japan deemed **nuclear essential to achieve net-zero target by 2050.** This will include restarting idled nuclear reactors for the first time in over a decade.

China

China's **investment in new nuclear power plants** is projected to reach 231 billion yuan **($31.80 billion) by 2025.**

United States

The Inflation Reduction Act was approved, **offering tax credit support for nuclear power providers** and indicating the role of nuclear in the energy transition.

Bipartisan infrastructure bill approved, providing **$6 billion to assist U.S. nuclear reactors,** with priority given to reactors using uranium produced in the United States.

Recent public opinion polls indicate 70% of the public favors' nuclear energy. This trend supports decisions to extend the life of existing reactors and accelerate projects to build new generating capacity.

Diablo Canyon Power Plant (California) **life extension for an additional five years.**

Opportunity	Transition-Related Opportunity Description	Impact and Organizational Resiliency
PRODUCTS & SERVICES		
Uranium - a critical mineral for the energy transition TIME HORIZON Opportunities can be captured in the short, medium and long-term	Energy security is a strategic imperative to national security. Geopolitical instability, the international competition for energy, and the volatility of energy prices bring reliable and stable access to energy sources to the forefront of public and policymaker's interest. The U.S. Department of Energy, in 2022, introduced a program to address concerns over access to a domestic supply of uranium to serve as a critical mineral for domestic nuclear power production. The Strategic Uranium Reserve program grants domestic uranium producers contracts for delivery of uranium to the Strategic Uranium Reserve. Production Tax Credits have also been granted in the U.S. to preserve all existing nuclear capacity with profound results. These international and domestic policies support the nuclear energy value chain and uranium markets. Uranium has also been included in Canada's critical mineral list defined by the Canadian Critical Minerals Strategy. The Canadian Government proposed supporting instruments to promote uranium exploration in the form of a tax credit, as discussed in previous pages. The Canadian and U.S. government's actions focused on building domestic uranium capacity and supply, emphasizing the importance of uranium as a critical mineral in the energy transition.	UEC has the opportunity to further benefit from U.S. and Canadian government programs such as the U.S. Department of Energy's Strategic Uranium Reserve program focused on building domestic capabilities for uranium and critical minerals due to our focus on growing our assets in North America and other stable jurisdictions. In January 2023, UEC received $17.85 million from the U.S. Department of Energy for supplying 300,000 lbs. U_3O_8 to the Strategic Uranium Reserve Program. See UEC Press Release dated January 25, 2023, on our website.
RESOURCE EFFICIENCY		
Satellite ISR operations support efficient and low-carbon production. TIME HORIZON Opportunities can be captured in the short, medium and long-term	UEC's current production capacity employs ISR technology. ISR operations have a much lower environmental footprint than conventional mining. The ISR process does not require blasting or waste rock movement, resulting in less damage to the environment, minimal dust, and no resulting tailings or tailings facilities that consume large amounts of water and energy. Low-carbon intensity, reduced water use and discharge, minimal waste generation, and reduced impacts on biodiversity are achieved with UEC's ISR hub-and-spoke model. Critical aspects of climate-related environmental challenges, such as carbon footprint, water scarcity, and waste management, loss of biodiversity, are addressed by UEC's operational strategy. This strategy supports UEC's competitive advantage with efficient operations providing low-cost production and limited environmental impacts.	The use of ISR in UEC's production-ready facilities allows us to capitalize on cost savings in the short-term through reduced energy and water use, lower waste disposal costs, and reduced acreage needs. Low-cost operations that are environmentally friendly support our competitive advantage and strategy to become a preferred supplier of uranium fuel to the nuclear industry, opening opportunities to grow our market share, leading to increased revenue. Reduced environmental impacts and limited land disturbance positions UEC as a preferred operator by stakeholders, including landowners, and local communities. This advantage supports our growth objectives, which can be achieved with lower capital costs than operators applying conventional mining techniques. Further, our environmental-friendly approach, with a lower emissions profile, makes UEC a more attractive investment to those investing with a sustainability lens, with the potential to lead to greater access to capital over the long-term.

Opportunity	Transition-Related Opportunity Description	Impact and Organizational Resiliency
RESILIENCY & ENERGY SOURCE		
Decarbonization strategy and adoption of energy-efficiency measures to enhance organizational resilience TIME HORIZON Opportunities can be captured in the medium and long-term	UEC has set a goal to decarbonize its U.S. ISR operations, including its production-ready hub-and-spoke ISR facilities in Texas and Wyoming. In FY23, the Organization developed a decarbonization roadmap for its Texas facilities studying process efficiencies to reduce energy usage and GHG emissions, carbon capture and storage technologies, and renewable energy opportunities. More information on UEC's decarbonization roadmap for Texas can be found starting on page 54 of this report. In FY22 and FY23, UEC has procured Renewable Energy Certificates for its Palangana site in Texas and purchased carbon credits to offset measured emissions for each year.	As UEC pursues our net-zero target, we will benefit from reduced energy and operational costs over the long-term, such as cost savings on fuel and electricity purchases, reduced waste disposal, and reduced maintenance costs and downtimes. As UEC decarbonizes, we will be well-positioned to become a preferred provider of fuel for nuclear power plants with net-zero goals, while also benefiting from the growing interest from capital markets to invest in sustainable, net-zero operations.

Time horizon Scale: Opportunities are identified as being able to be captured in either the short-term (5 years), medium-term (10 years) and/or long-term (25 years).

Transition-Related Risks

UEC has identified the following transition-related risks and below impacts on the company:

Risk	Transition-Related Risk Description	Impact and Organizational Resiliency
POLICY AND LEGAL		
GHG regulation TIME HORIZON Risks could impact UEC in the short, medium and long-term	GHG pricing regulations can impact UEC directly or indirectly in our key jurisdictions. These regulations include: CANADA: → Output-Based Pricing System for GHG emissions (known as the "carbon tax"): The Province of Saskatchewan employs an Output-Based Pricing System for GHG emissions with GHG pricing projections of C$65 in 2023 to C$170 in 2030 for emissions above the established benchmark. → Canadian Electricity Regulations ("CER"): The CER mandates a transition to a net-zero emissions electricity grid by 2035. In Saskatchewan, where UEC operates, about 81% of electricity is produced from fossil fuels, and therefore, emits significant GHG emissions. Under the regulation, Saskatchewan will need to decarbonize its grid. In working with SaskPower, the electricity provider in the province, we understand that low-carbon alternatives are already being evaluated and invested in. → Canadian Clean Fuel Standard ("CFR"): The CFR will require liquid fossil fuel primary suppliers (i.e., producers and importers) to reduce the carbon intensity of gasoline and diesel starting with a 3.5 gCO_2e/MJ in 2023 and reaching a 14 gCO_2e/MJ reduction in 2030. U.S.: → **There is no direct carbon tax applied in the U.S.** However, through the Inflation Reduction Act ("IRA") there is significant investment and some disincentives for industry to reduce GHG emissions. For example, the IRA introduces a charge on excess methane emissions ranging from $900 to $1500 per metric ton until 2026, to encourage energy producers to reduce methane and related GHG emissions. PARAGUAY: → **There is no direct carbon tax applied in Paraguay.** However, there is a risk that this may change in the medium to long-term should the country introduce regulations supporting its decarbonization goals.	CANADA: "Carbon tax": The Province of Saskatchewan's Output-Based Pricing System for GHG emissions has a direct impact on UEC, albeit minor at this current time due to our minimal GHG emissions from exploration. We are directly managing these impacts through actively measuring and managing our GHG emissions from exploration and exploring low-carbon mine design options as we look to move into the development stage for key assets. CER: We expect an indirect impact of the CER over the medium and long-term through increasing electricity prices as the province follows the decarbonization path toward the 2035 net-zero electricity grid goal. We will actively engage with our energy provider to understand how the CER may have implications on our operations in the medium and long-term. CFR: Similar impacts on liquid fuel costs used in our Canadian operations may be expected from the CFR. At this time, our Saskatchewan assets do not require large quantities of liquid fuel and we are exploring ways in which to electrify future operations, reducing the need for bulk storage and use of liquid fuels. U.S.: UEC anticipates that we may experience increased costs of key production inputs due to pressures in other industries to decarbonize their operations, including the cost of electricity, transportation fuels, and natural gas. This indirect impact is expected over the medium and long-term. PARAGUAY: UEC anticipates that we may experience increased costs of key production inputs due to pressures in other industries to decarbonize their operations, including the cost of electricity, transportation fuels, and natural gas. This impact is expected over the long-term due to no imminent climate regulations in Paraguay at this time.

Risk	Transition-Related Risk Description	Impact and Organizational Resiliency
Disclosure and financial regulation TIME HORIZON Risks could impact UEC in the short, medium and/or long-term	New policies and financial regulations could have direct or indirect implications for our industry. Green and Sustainable Finance Taxonomies: Globally, financial regulators are developing or have developed sustainable or green finance taxonomies to provide classifications for investors to use to better direct their funds towards these purposes. In the EU, nuclear electricity generation is part of the EU Taxonomy defining sustainable investments. For other jurisdictions, nuclear and its value chain, such as investments in uranium as a critical mineral, are still being evaluated. In Canada, nuclear has been excluded from its Federal Green Bond Framework. This framework may yet be revised. Further, a commonly adopted sustainable or green taxonomy for the Canadian and U.S. market has not yet been developed. **US Security Exchange Commission's climate rule**: The SEC's proposed climate rule would require listed companies to disclose a company's climate-related risks and opportunities and GHG emissions. The rule has not yet been finalized. This regulation coincides with increasing stakeholder and investor expectations for more transparent data on GHG emissions and organizational decarbonization plans.	**Green and Sustainable Taxonomies**: The exclusion of nuclear in green and sustainable finance taxonomies may have implications on the growth potential for the nuclear value chain by redirecting investment capital toward those use of proceeds included in these taxonomies. UEC participates in industry groups, including the WNA Sustainable Finance Advisory Group to inform various jurisdictions of the importance of including nuclear as a clean energy source in green and sustainable finance taxonomies. **SEC climate rule**: UEC has been expanding its GHG emissions measurement program internally for the last three years to ensure transparency for investors, to inform decarbonization efforts, and to enable compliance with impending regulation. Associated costs to comply with SEC regulation will be minimal. UEC seeks to provide transparent data for investors and stakeholders through its regular filings. UEC made an important step towards transparency through releasing its inaugural sustainability report in FY22, which included GHG emissions for its Texas operations, and through this climate-risk disclosure to align with TCFD and SEC disclosure recommendations.
TECHNOLOGY & MARKET RISKS		
The competitiveness of renewable technologies in low-emission energy markets TIME HORIZON Risks could impact UEC in the long-term	Renewable technologies (i.e., wind, solar) have become more affordable and efficient over the last several years. Renewable technologies are most effective at providing reliable energy when paired with battery-based energy storage. As battery storage becomes more commercially viable and affordable, renewables paired with battery storage could see increasing demand.	UEC has worked with industry bodies to promote the adoption of MMR and SMRs as a key technological advancement in the industry, which offer lower upfront costs, and greater flexibility and scalability than traditional nuclear reactors. As outlined in the white paper "Solving Challenges in Energy Storage" by the Department of Energy in the U.S., energy storage adoption faces several challenges, including performance and safety, regulatory, cost-competitiveness and industry acceptance. Therefore, it is anticipated that the competitiveness of renewable energy and battery-storage will present as a risk in the long-term.

Time horizon Scale: Opportunities are identified as being able to be captured in either the short-term (5 years), medium-term (10 years) and/or long-term (25 years).

Physical Climate-Risks

UEC is aware of the increasing risk that climate change poses on our operations and value chain. UEC assesses and develops mitigation and management plans to address physical climate-related risks that present a material risk for our operations and teams.

This page depicts the physical risks by location, with subsequent pages providing a description of each risk, its potential impact and UEC's mitigation strategy.



Saskatchewan
Wyoming
Texas
Alto Parana, Paraguay

RISK TIME HORIZON

Short-term · Medium-term · Long-term · Not applicable

CLIMATE HAZARD

Snowfall · Deep freeze · Extreme rain and increased precipitation · Tornado · Forest or grass/bush fire · Heat · Wind · Rising average temperatures

POTENTIAL IMPACT & MITIGATION STRATEGY

Snowfall events

Our sites in Wyoming and Saskatchewan experience regular heavy snowfall. To accommodate to conditions, UEC monitors the weather and shifts the timing of drill operations to when weather meets required conditions. Both Wyoming and Saskatchewan operations are able to proceed with drilling and operations during winter months.

More frequent and severe snowfall events could result in an extended average snow season for Wyoming, which may lead to longer muddy seasons and impeded access to some sites, reducing available drilling days. To adapt, sites in Wyoming shift drilling schedules to maximize drilling during appropriate conditions.

In Saskatchewan, field operations are possible year-round with the exception of limitations imposed by swamps and the periods of break-up and freeze-up. More frequent and severe snowfall events may result in increased operational costs associated with building ice roads, or snow-packed roads to enable access to sites.

In both Wyoming and Saskatchewan, UEC offers on-site emergency lodging facilities in case any staff were to be snowed-in at site. This includes an emergency supply of food.

In FY23, UEC did not incur additional operational costs due to severe snowfall events.

Deep freeze events

UEC Wyoming and Saskatchewan sites often experience deep freeze events and are accustomed to working in these conditions. UEC Texas sites currently experience a small number of deep freeze events each year.

To accommodate anticipated deep freeze events, water lines are drained to prevent freezing and other precautions are taken at sites and camp to ensure infrastructure and personnel are protected. Due to long winters and freezing temperatures, all ISR production injection and recovery pipelines are buried in Wyoming, whereas in Texas pipelines may be left on the ground surface.

In Texas, drilling operations are shifted to accommodate weather. Extended periods of deep freeze events could result in delayed drilling or the temporary closure of facilities, which may result in foregone revenue.

In Saskatchewan and Wyoming, teams are trained and accustomed to drilling during icy conditions and often provide ideal conditions.

At all sites, teams are trained in health and safety precautions related to deep freeze events, and where frequent, emergency plans provide advisory on extreme weather events to ensure worker safety.

In FY23, UEC did not incur additional operational costs due to deep freeze events.

Extreme rain events

Rain events are common across all UEC sites. UEC production-ready facilities in Wyoming and Texas have been designed considering historical rain fall events and 100-year rain events, with drainage studies completed to inform production and injection well heights. Therefore, it is anticipated that production would not be affected by severe rain events. However, in Texas, production facilities could see increased electricity costs associated with disposing of water captured through pad drainage systems down disposal wells. Severe rain events resulting in flooding may also result in delays in exploration activities.

In Wyoming, more frequent or severe rain events could result in an extended muddy season, which could temporarily impede access to some sites, reducing available drilling days. To adapt, sites in Wyoming shift drilling schedules to maximize drilling during appropriate conditions.

Emergency plans and safety discussions provide advisory on flooding where applicable, informing staff on how to stay safe and respond in the case of flooded roads that might impede access to wellfields.

In Saskatchewan, more frequent or severe rain events could temporarily impede access to some sites. To adapt, sites in Saskatchewan shift drilling schedules to maximize drilling during appropriate conditions.

In FY23, UEC did not incur additional operational costs due to rain events or increased average precipitation.

Tornado activity

UEC production-ready facilities in Wyoming and Texas were designed considering the potential for tornados and therefore, facilities have been built to accommodate for certain tornado scenarios.

In the case of a tornado directly affecting UEC sites in Wyoming and Texas, there is risk of damage to facilities and interruptions to local power supply which could result in higher operational costs or temporary closure of facilities for maintenance.

Tornado response has been discussed in health and safety meetings to ensure staff are cognizant of where to take shelter. Further, emergency plans provide advisory on extreme weather events to ensure worker safety.

In FY23, UEC did not incur additional operational costs due to tornado activity.

POTENTIAL IMPACT & MITIGATION STRATEGY

Forest or bush/grass fires

At all sites, UEC ensures surrounding areas to facilities remain well-groomed to reduce the spread of forest or bush/grass fires and protect staff and infrastructure.

UEC's primary concern is ensuring the safety of our workers. Therefore, all staff are required to leave sites if a forest or ranch fire has been detected in the area and threatens the sites. Training is provided for responding to fires and there is ongoing cooperation with neighbors on emergency preparedness and communication. Regular monitoring of potential fire threats is conducted.

During fire season, a sufficient supply of water is available at all sites, alongside on-site fire detection and suppression capabilities (e.g., fire water lines, fire extinguishers, etc.).

In the case of forest or bush/grass fires, UEC may experience temporary interruptions to operations, such as power interruptions or temporary evacuations, or damage from fire events, leading to increased operational costs.

In FY23, UEC did not incur additional operational costs due to forest or bush/grass fires.

Severity of heat events

At UEC Texas and Paraguay sites, staff are accustomed to working in hot environments.

In the case of more frequent and severe heat events, both Texas and Wyoming production-ready facilities are largely operated remotely from indoor control rooms, providing shelter from weather conditions, enabling teams to work comfortably during extreme heat events.

For exploration sites, such as Paraguay and wellfields in Texas and Wyoming, extreme heat events could result in heat stress affecting staff. To adapt, UEC adjusts working hours to enable staff to do outdoor work in the morning, when it is cooler, and indoor work in the afternoon. This flexibility has already been applied in Texas during extreme heat events. Further, health and safety protocols provide guidance to staff on how to ensure they remain safe during extreme heat events.

In Texas, extreme heat may disrupt electricity supply, due to increased demand on the grid, resulting in brownouts or blackouts. This may cause disruptions in operations, resulting in delayed or lost revenue.

In FY23, UEC did not incur additional operational costs due to extreme heat events.

High wind events

High wind events are common at UEC sites in Wyoming and Texas. UEC facilities have been designed to withstand strong winds. For example, in Texas, all tanks, such as our precipitation tanks, are bolstered to the ground. In Wyoming, plant equipment is housed inside buildings, protected from the wind. Alongside this, our facilities have safety procedures to guide employees on how to stay safe during a strong wind event. This includes anchoring down equipment and filling tanks to a certain threshold to ensure they are further weighed down.

Site leaders regularly monitor wind speeds to provide advance notice to site staff to ensure the safety of our people. The timing of drilling operations may be shifted to accommodate weather events.

In the case of extreme wind events, power interruptions may occur. The UEC team regularly monitors electricity infrastructure to inform the utility company of any weaknesses or issues.

In FY23, UEC did not incur additional operational costs due to wind events.

Rising average temperatures

UEC provides access to climate-controlled environments (i.e., air conditioned or facilities with fans) at all site locations. Both Texas and Wyoming production-ready facilities are largely operated remotely from indoor control rooms which provide shelter from weather conditions, enabling teams to work comfortably in a hotter climate.

Procedures on how to mitigate heat stroke are provided to all staff. The health and safety of staff are monitored regularly to ensure compliance and protection of our teams.

In Texas, increased average temperatures may result in heightened demand on the electricity grid, causing electricity costs to increase and/or electrical reliability issues. Further, in the long-term, higher average temperatures may make it more challenging to find labor in nearby towns.

In Saskatchewan, average temperature rise may create better conditions for workers, given the seasonality of the province. UEC is able to quickly adapt the timing of activities to the shifts that may occur in future climate conditions.

In the future, flexibility of work hours could be further evaluated to ensure the health and safety of workers.

Metrics and Targets

Our Metrics and Targets

UEC is committed to net-zero emissions (scope 1 and 2) for our ISR U.S. operations.

We are evaluating emissions reduction targets for our exploration assets, including projects in Paraguay and Canada.

Our key metrics are:

→ **Absolute scope 1 emissions (direct) and scope 2 emissions (indirect)** for all active projects

→ **Scope 1 and 2 emissions intensity per lb. of uranium** (when in production)

The above metrics have been selected as emissions and the carbon intensity of the Company's energy usage has the potential to be impacted by policies such as a carbon tax and changing investor and stakeholder perspectives.

Performance in FY23

UEC has made important strides towards expanding its decarbonization program in FY23. These include:

Expanding our GHG emissions measurement program to cover our assets in Wyoming and Saskatchewan, while continuing our robust emissions measurement program in Texas.

Conducted a decarbonization study for our Texas operations to align with our net-zero goal. We chose to focus the efforts of this study on Texas as we had multiple years of emissions data for these facilities, which we lacked in Wyoming, as these assets came to UEC during an acquisition in FY22. Through this study, we have identified several opportunities to decarbonize our direct emissions (scope 1 and 2). See more on this on page 54.

Conducted a **baseline study to understand emissions intensity of yellowcake** when in production in Texas to inform future decarbonization planning. UEC used previous production and emissions data to determine our emissions intensity of yellowcake. Results of this study showed that we have an estimated intensity of 39.06 lbs CO_2e per lb of yellowcake. UEC will use this intensity metric as a baseline until we are able to establish a new baseline for production in the coming years.

Continued our efforts to address emissions as urgently as possible, through our procurement of renewable energy credits ("REC") at our Palangana site, and through the procurement of offsets that cover our entire corporate emissions of 2,711.86 t CO_2e. See more on this below.

Began the **evaluation of a net-zero mine design** for our exploration asset, Roughrider, in Saskatchewan, Canada. This includes the **integration of carbon pricing into the economic model.** This effort continues into FY24 and will be evaluated amongst several mine design options.

Released our preliminary economic assessment ("PEA") for UEC's Alto Parana titanium project in Paraguay. The combination of favorable aspects of mineralization, abundant and low-cost renewable power and efficient logistics gives UEC the potential to produce titanium feedstock and high-quality pig iron with a carbon intensity of less than 0.6t CO_2e/t, the lowest projected carbon intensity of existing ilmenite smelting operations globally.

Continued to invest in **replacing traditional light bulbs with LED lights to reduce energy usage and emissions.** UEC invested $18,311 on changing light to LED lights in Wyoming, providing a 30% reduction in energy usage from old lighting at Irigaray and Christensen Ranch.

Total amount spent on energy conservation and renewable energy credits in FY23 amounted to $19,718.

UEC FY23 GHG Emissions[21]

	Texas	Wyoming	Saskatchewan	Paraguay	Total Emissions
Scope 1 Emissions CO_2e	377.55	209.28	725.11	31.83	1,343.77 t
Scope 2 Emissions CO_2e	87.441[22]	1,265.95	14.27	0.43	1,368.09t
Total Emissions CO_2e	464.99	1,475.23	739.37	32.26	2,711.86t
CO_2 Offsets					2,712t



As UEC is in a state of operational readiness in Texas and Wyoming, and therefore not actively producing yellowcake, we are unable to provide an intensity assessment for our CO_2e emissions per lb of yellowcake for FY23.

Absolute emissions grew for UEC as, in FY22, UEC was only able to report on GHG emissions for Texas. In FY23, we have expanded our emissions measurement to cover all corporate sites. For UEC's Texas sites, where we have comparable data, emissions increased marginally, from 541.66 t CO_2e to 573.04 t CO_2e, an increase of 5.8%. This increase is due to increased site activity at Burke Hollow, which we are actively permitting in preparation for production.



Carbon Neutrality

For the second year in a row, **UEC invested in an offset program to cover operational emissions for FY23 covering 2,712 t CO_2e.** UEC invested in an A-Gas Voluntary Emission Reduction Program based in Texas.

This project reduces over 1 million metric tons of GHG emissions per year by preventing the release of used HFCs to the atmosphere where they are significantly more damaging to the environment than an equal measure of CO_2. The project does this by recovering, reclaiming and repurposing used HFCs from refrigeration and air conditioning equipment. Reclaimed HFCs are also used to recharge refrigeration and HVAC equipment. The reuse of reclaimed HFCs also eliminates the need to produce new HFCs and results in a net reduction of HFC emissions. The project has been verified by the American Carbon Registry. For more information, visit here.

UEC Texas Decarbonization Opportunities

Through our decarbonization study, UEC has identified several opportunities to address our direct emissions (scope 1 and 2) at our Texas facilities. At the end of FY23, we had already begun implementing several emission reduction opportunities which were identified. The opportunities identified and their status of implementation are described below.

Reduce scope 1 emissions

(approx. 22% of our emissions when in production)
through carbon capture and recycling and the adoption of electric vehicles.

Decarbonization Opportunity	Status of Implementation
Capturing CO_2 at UEC precipitator. CO_2 generation is a byproduct of processing yellowcake at the Hobson Processing Plant and is released into the atmosphere during the precipitation process.	UEC has conducted an internal study to understand how to capture and recycle CO_2. We will look to advance this study into pilot stage to validate the effectiveness of our proposed approach.
Switching from a propane dryer to an electric dryer during yellowcake processing.	UEC has assessed the associated costs and potential to switch the dryer to electric. As UEC is not in production at this time, this will be further evaluated as UEC gets closer to production.
Replacing diesel haul truck with an electric haul truck to carry resin from satellite sites to our central processing facility.	UEC has conducted a preliminary evaluation and cost analysis of transitioning from diesel haul truck to an electric haul truck for the transport of resin. As UEC is not in production at this time, this will be further evaluated as UEC gets closer to production.
Replacing gasoline powered fleet vehicles with electric vehicles.	UEC has conducted a preliminary assessment associated with adopting electric fleet vehicles. This will be further evaluated as UEC gets closer to production.

Reduce scope 2 emissions

(approx. 78% of our emissions when in production)
through integrating renewable energy into our operations and pursing energy efficiency measures.

Decarbonization Opportunity	Status of Implementation
Explore the potential for distributed energy infrastructure at our Hobson facility through the establishment of a solar farm on site.	Solar study at Hobson anticipated in short-term.
Procure renewable energy from grid electricity through RECs or other mechanisms at select sites, where renewable energy products are available.	Began discussions in FY23 with utilities to understand offerings.
Install variable frequency drives ("VFDs") on groundwater pumps to enhance efficiency of pumps, reducing energy and water use.	VFDs have been installed selectively at both Texas and Wyoming operations, where greatest efficiency opportunities presented themselves. Further studies are to take place as UEC gets closer to a return to production.
Pursue other energy efficiency opportunities including installing LED lights at all facilities.	The UEC Texas and Wyoming teams have been working hard to replace old lightbulbs with LED lights when replacement opportunities occur. This effort has been completed in Wyoming and will continue into FY24 for Texas.

FY24 Objectives

In FY24, we will continue to evaluate the aforementioned decarbonization options.

Further, we have established the following decarbonization goals:

- Develop a decarbonization strategy for Wyoming facilities.
- Develop corporate emission reduction targets for Scope 1 and 2, aligned with our net-zero goals.
- Complete Scope 3 study to understand emissions associated with our value chain in Texas.

Biodiversity Management

Nature is critical to meeting the SDG's and limiting global warming to 1.5°C. UEC is committed to best practices in biodiversity management and protecting nature.

Biodiversity Governance and Accountability

Nature is critical to meeting the SDG's and limiting global warming to 1.5 °C.

The planet is experiencing a dangerous decline in nature, with an average of 69% drop in species population sizes since 1970, and one million species at risk of extinction, according to the United Nations Environmental Program ("UNEP").[22] Soil degradation and diminishing water sources present risks to communities, especially those in remote locations. Conserving ecosystems like forests, wetlands, and peatlands is essential to achieve the Paris Agreement's goals. The Global Biodiversity Framework – adopted by world leaders in December 2022 at the United Nations Biodiversity Conference ("COP15") – sets out to halt and reverse nature loss by 2030.

Mining activities can impact biodiversity by disturbing ecosystems, including local plant and animal habitats, while also presenting risks to soil and water sources.

As such, it is important that the mining community ensures it is committed to best practices in biodiversity management and supporting United Nations SDG 15: Life on Land. Read more about SDG 15: Life on Land here.

UEC's Board, through its Sustainability Committee, oversees sustainability-related issues, including biodiversity. Our EH&S Policy sets out our organizational commitment to biodiversity, including our commitment to minimize our environmental impacts by implementing biodiversity management best practices and ensuring we minimize habitat and biodiversity modification, as best as possible.

For more information on the roles, responsibilities and accountabilities of biodiversity management, see the Sustainability Governance section of this report.

Taskforce on Nature-related Financial Disclosures

The Taskforce on Nature-related Financial Disclosures ("TNFD") has developed a set of disclosure recommendations and guidance for organizations to report and act on evolving nature-related dependencies, impacts, risks and opportunities. The TNFD recommendations are consistent with global policy goals and international sustainability reporting standards, are science based, and designed to allow organizations across jurisdictions to get started now and increase their disclosure ambition over time. The TNFD includes four disclosure pillars building on TCFD recommendations. The TNFD is fully aligned with the Global Biodiversity Framework Target 15 requirement to disclose dependencies, impacts and risks.

As this is the first year UEC is disclosing against the newly released TNFD disclosure requirements, we recognize that our disclosures will become more robust over time as the Organization matures its capabilities on this front.



Our Approach to Biodiversity Management and Reclamation

At UEC, biodiversity management and reclamation are ongoing activities for us, as we believe this is an important part of responsibly managing our impact on the local environment and habitats. UEC is committed to not explore or mine in World Heritage Sites and to respect all legally designated protected areas, including International Union for Conservation of Nature ("IUCN") category Ia, Ib, II, III, IV or V protected areas.[24]

According to Global Forest Watch, which draws on data from Conservation International, BirdLife International, UNEP and IUCN, UEC's Saskatchewan and Wyoming operations are not located in biodiversity sensitive or protected areas. UEC's Palangana operation in Texas and operations in Paraguay exist in medium to high biodiversity significant areas that are not protected. Further several of our Saskatchewan assets are in heavily forested areas, which represent important carbon sinks for the global community.

With operations in these areas, land and biodiversity management is an important priority for UEC. Effectively managing biodiversity and reclamation activities is a part of our commitment to responsible resource development, as well as being essential to meeting regulatory requirements and ensuring we meet stakeholder and community expectations as a responsible neighbor. We work alongside stakeholders, including governments, rights holders, landowners and communities, to develop and inform our mine plans, including closure requirements. We seek to operate in a manner that avoids, minimizes, and mitigates impacts on local biodiversity and are committed to a reclamation process that returns the land to the structural and compositional diversity of the natural habitats that existed before we were in operation there and to return land to support Indigenous traditional land use activities.

> *"We work alongside stakeholders, including governments, rights holders, landowners and communities, to develop and inform our mine plans, including closure requirements.*



As a resource company, we recognize that we have several nature-related dependencies, impacts and risks and opportunities important to our business:

Nature-related dependencies and impacts:

- **Land:** UEC must secure land rights and access to suitable parcels of land to conduct our exploration activities and operations. Our relationship with the land extends beyond more than extraction - it involves responsible land management and reclamation efforts to mitigate environmental impacts and restore the affected areas post-mining. The ISR method we use in Wyoming and Texas for our production ready facilities results in significantly less land disturbance than conventional underground or open pit mining. Therefore, our operational footprint in these jurisdictions is substantially small compared to conventional mining.
- **Water:** During permitting and planning, UEC conducts water studies to understand the water resources required for our operations and any implications and impacts on the ecosystem. Our operations primarily use non-potable groundwater for use in our wellfield operations. UEC's ISR process is able to recycle up to 95% of this groundwater during the ISR process. Fresh water is used for drinking water primarily in offices and sites where there is available potable water. We carefully monitor our water usage and adhere to limitations set by local regulators.

Nature-related risks:

- **More stringent biodiversity and water regulations (short, medium, and long-term):** Governments are increasingly setting more stringent standards and regulations with respect to requirements for upfront analysis and use of natural resources in the mining industry. These regulations may increase costs for exploration and increase permitting times to bring mines into operation.
- **Conflict with stakeholders (short, medium, and long-term):** Soil degradation and diminishing water sources present risks to communities, especially those in remote locations. As natural resources are inherently shared, communities are increasingly becoming concerned of the risks associated with natural resource degradation. Conflicts with communities over water use and land degradation create challenges in earning the social license to operate in a community.
- **Changing stakeholder expectations (medium and long-term):** As stakeholders become increasingly aware of nature-related risks, the requirements to report on nature-related risks and opportunities increase. These requirements may increase costs for measurement and reporting on nature-related risks.

Nature-related opportunities:

- **ISR method:** UEC uses ISR in Texas and Wyoming. This method limits the disturbance of the surface area and local biodiversity. Post-mining, we restore both the groundwater and the soil to their original quality, or better, so the land can be reverted to its former use. Our use of ISR enables us to minimize our impacts on the land surface and reliance on potable water, limiting conflicts with communities and employing the most environmentally friendly approach to resource extraction available.
- **Adherence to strict reclamation requirements:** At each stage of a mine's life, we responsibly manage our impact on the biodiversity and ecosystems in which we operate and conduct reclamation throughout the mine's lifecycle. Our approach to reclamation is described below "Reclamation Throughout the Mining Life Cycle".
- **Resiliency of strategy:** Minimizing our impact on the land, plants, and animals in the areas where we operate is a top priority for UEC. When it comes to biodiversity management, we are guided by local regulations, with a commitment to minimizing our disturbance of the local biodiversity. We regularly monitor changing regulatory requirements and adhere to best practices in biodiversity management.

Reclamation Throughout the Mining Life Cycle

UEC aims to minimize and manage its biodiversity impacts by planning for closure and reclamation activities early in the mining life cycle. A snapshot of our reclamation journey is described below and in detail on page 59.

Exploration

UEC is guided by local government conservation bodies to ensure we have minimal disturbance to the ecosystem and local plant and animal life during exploration. We also conduct several studies and assessments to understand the biodiversity and ecosystems in the area.

Step 1

Planning and Permitting

UEC develops comprehensive plans that outline measures for minimizing and mitigating biodiversity impacts. This includes identifying biodiversity risks and designing mitigation plans to accommodate for key activities of endangered species, while also proposing conservation and reclamation strategies and closure plans.

Step 2

Mine Design

UEC reduces overall reclamation needs at the end of the mine life by designing the mine plan to have as little impact on the ground, ecosystem and water resources as possible.

Step 3

Construction

UEC implements measures to prevent habitat destruction, control erosion, and manage waste to minimize impacts on local flora and fauna, minimizing disturbance to biodiversity during construction.

Step 4

Operation

UEC seeks to adhere to best practices in sustainable mining, including implementing best practices for biodiversity and habitat protection, water management, and waste reduction. Periodic monitoring and adjustment of operational practices are crucial to ensure ongoing biodiversity preservation.

Step 5

Closure

Mine closure is the process of winding down operations, decommissioning sites and reclaiming disturbed lands and ecosystems. Physical structures are removed and affected lands are repaired, reseeded and recontoured.

Step 6

Post-Closure

After closure, ongoing monitoring and maintenance are conducted to assess the success of reclamation efforts and to make necessary adjustments.

Step 7

Reclamation Throughout the Mining Life Cycle

Step 1

Exploration

We conduct several studies and assessments to understand the biodiversity and ecosystems in the area. These studies include biodiversity, heritage/cultural, archaeological, water and soil studies, amongst others. This initial data helps in planning and making informed decisions about the potential impacts on biodiversity, including identifying culturally significant sites and areas of biodiversity and endangered fauna, flora and species. We work with biodiversity experts during this process. In Canada, these studies take place during the pre-economic assessment or pre-feasibility study.

In both the U.S. and Canada, UEC will be guided by local government conservation bodies on conditions that need to be met and adhered to, to ensure we have minimal disturbance to the ecosystem and local plant and animal life. This includes adhering to specific timelines and locations for drilling to accommodate nesting season, in Saskatchewan and sage grouse habitats and mating season in Wyoming.

Throughout and after exploration activities are completed, we rehabilitate the land impacted by our activities. Although exploration activities have minimal impact on the ground, we ensure that exploration camps and drill sites are left in a state to promote regrowth of vegetation. We conduct ongoing monitoring of reclaimed land to ensure it is in a stable state and regrowth is taking place.

Step 2

Planning and Permitting

Studies conducted during the exploration and pre-feasibility phase inform our permitting and planning process. We develop comprehensive plans that outline measures for minimizing and mitigating biodiversity impacts. This includes identifying biodiversity risks, designing mitigation plans such as buffer or "no go" zones or altered mine plans and schedules to accommodate for key activities of endangered species, while also proposing conservation and reclamation strategies/mine closure plans.

During this process, UEC obtains permits and approvals from regulatory authorities, which involve demonstrating adherence to biodiversity conservation regulations. Included in this planning stage will be an initial cost estimate and plan and procedures for mine closure and reclamation. Our permit applications, including mine closure plans, are provided to local communities, Indigenous communities, and government for feedback and input. This process ensures we identify and understand biodiversity risks and concerns and areas of biodiversity interest to communities and incorporate this input into biodiversity management and reclamation plans.

Step 3

Mine Design

In designing the mine plan, UEC aims to reduce overall reclamation needs at the end of the mine life by designing the mine plan to have as little impact on the ground, ecosystem and water resources as possible. This upfront planning acts as a win-win through both reducing our impact on the environment, while reducing the costs associated with reclamation. Strategies through which we can achieve this include careful site selection to ensure minimal disturbance to the land or, when possible, selecting already disturbed land as the preferred location for camp sites or drilling operations.

To ensure that adequate funds are available for mine closure and reclamation, in the U.S., UEC provides financial assurance in the form of bonds, trusts, or other financial mechanisms. These funds are held in reserve and can be used to cover reclamation costs if the operator fails to fulfill its responsibilities. In Texas and Wyoming, we have in place financial assurance plans to cover future costs related to decontamination, decommissioning, reclamation, and other requirements. In Canada, a similar financial assurance is provided once the Company has a licensed project with mineral lease in hand.

Step 4

Construction

Minimizing disturbance to biodiversity during construction is a key consideration for UEC. UEC implements measures to prevent habitat destruction, control erosion, and manage waste to minimize impacts on local flora and fauna. This includes operating on permitted areas which will have the least amount of impact on local ecosystems, when possible.

Reclamation Throughout the Mining Life Cycle

Step 5

Operation

UEC seeks to adhere to best practices in sustainable mining, aligned to our commitment to reduce direct and indirect impacts on biodiversity. This involves implementing best practices for biodiversity and habitat protection, water management, and waste reduction. Periodic monitoring and adjustment of operational practices are crucial to ensure ongoing biodiversity preservation.

We will regularly conduct reclamation activities during the operational period of a mine. For example, as we complete our uranium extraction process at various mine units in the U.S., we will reclaim affected land. This involves aligning to strict regulatory requirements associated with federal and state standards. Including meeting strict criteria for radon and uranium standards and land quality.

Aligned to standards and regulations set by the U.S. Nuclear Regulatory Commission ("NRC"), UEC will conduct regular testing of soil, air, vegetation, and water to ensure we are within the appropriate range for radon and uranium exposure. This testing is ongoing throughout exploration, operations and closure. A key component of receiving approval for reclaimed sites is meeting this requirement.

Mine closure plans are updated on an annual basis for our production-ready facilities in the U.S. Decommissioning costs are reviewed, updated and submitted to the respective regulatory body.

Step 6

Closure

Mine closure is the process of winding down operations, decommissioning sites and reclaiming disturbed lands and ecosystems. This begins with removing physical structures, plugging holes and reseeding and recontouring affected lands.

We will execute against our closure plans to ensure appropriate land reclamation and biodiversity restoration. We will conduct systematic surveys to determine the extent of contamination, if any. Contamination may be chemical or radiological. Areas that can be decontaminated will be cleaned and resurveyed to ensure that the clean-up criteria are met. Material that cannot be decontaminated to release standards would be disposed of at an approved off-site disposal facility. The remainder of the site will be decommissioned as the facilities are no longer required with the material salvaged for reuse, recycling, or disposal.

We ensure all aspects of biodiversity (soil, air, vegetation, and water) are in alignment with government requirements and repair the land and biodiversity to baseline requirements in terms of species diversity, population and density. We conduct land recontouring, restore local vegetation, soil and water to statistically align with baseline requirements. When complete, we ensure landowners, rightsholders and respective communities are accepting of our reclamation efforts. We then embark on a rigorous regulatory review and approval process for the release of UEC permitted land for post-mining purposes. Regulators will review and approve reclaimed lands, working alongside multiple government entities for final review and approval. Land can only be approved for release once it is considered to be in a stable, self-sustaining and non-polluted manner. The process of releasing reclaimed lands can take several years.

Step 7

Post-Closure

After closure, ongoing monitoring and maintenance are conducted to assess the success of reclamation efforts and to make necessary adjustments. Monitoring can take place by the operator or by the government, with financial support from the operator. Continued engagement with stakeholders takes place to ensure reclamation goals have been achieved.



Our Performance in Biodiversity and Reclamation

UEC is committed to avoid, minimize or reclaim our impact on the ecosystems in which we operate, including on the land, plants and animals in surrounding local habitats.

Our target is to reclaim 100% of the land we have affected through our operations, adhering to strict governmental regulations and aligned to stakeholder expectations.

> *Our target is to reclaim 100% of the land we have affected through our operations, adhering to strict governmental regulations and aligned to stakeholder expectations.*

FY23 Highlights:



Raven Camp, Saskatchewan:

During exploration, we conducted remediation activities at our Raven Camp, which included cleaning up and stabilizing core stacks to ensure structures are modern, stable, and fire resistant, and the removal of waste and weathered infrastructure. Material from the sites was removed and disposed of appropriately, meeting internal operational standards and local regulatory requirements. Contaminated materials, such as drill cuttings, were disposed of safely through licensed disposal centers.

During exploration activities, UEC has adhered to strict governmental guidelines to ensure there is minimal disturbance to nesting season for local bird species. This has included adjusting our drilling operations to accommodate to the timing of nesting season at our respective sites.



Roughrider, Saskatchewan:

As UEC continues to advance its Roughrider project, acquired from Rio Tinto in early FY23, extensive studies have been conducted on the topics of biodiversity, environment, heritage, cultural and archaeological significance of the permitted area. This includes the previous completion of an Environmental Impact Statement ("EIS") for an Advanced Exploration Program ("ADEX"), conducted by Rio Tinto in 2014, which, amongst other things, identified valued ecosystem components ("VEC"), such as fish, fish habitats and animals, which have legal, scientific, cultural, economic or aesthetic value. The concept and identification of VECs has more than 16 years of history in northern Saskatchewan and continues to be an important consideration during consultation on the potential impacts of a proposed activity or operation. Building from this study, we have developed an understanding of potential impacts which have informed mitigating and biodiversity protection plans to minimize adverse impacts on local ecosystems.

The ADEX EIS was developed in 2014 through extensive engagement with the public and First Nations and Métis peoples. Primary concerns expressed during engagement and consultation related to: potential impacts of the project on food and water resources; potential risks to human health associated with the project; and selection of the preferred discharge location for treated effluent. The EIS adequately addressed the concerns raised during engagement activities and no comments were received from First Nation and Métis communities during the review period of the ADEX.

The results of these studies, which have been verified and approved by Provincial regulatory bodies in August 2014, have shown the following:

- The project will **not result in any impacts to the resources required to hunt, fish and trap for food** or carry out traditional land use activities.
- **No sacred sites or heritage resources are present,** as identified by elders or through the Heritage Resource Impact Assessment.
- The Ministry of Environment of Saskatchewan is confident that the existing plans, including mitigative and environmental protection measures outlined in the ADEX EIS, will **effectively minimize adverse effects** and **benefits to biodiversity can be achieved.** UEC is committed to working with local partners, communities and Indigenous Peoples through continued engagement activities as we continue to advance the project.

Further, similar to at our Raven Camp, UEC has conducted remediation activities, which has included cleaning up and removing waste and weathered infrastructure. Material from the sites has been removed and disposed of appropriately, meeting internal operational standards and local regulatory requirements.



Wyoming:

Across our Wyoming sites, we are guided by state and federal regulations, with a commitment to minimizing our disturbance of the local biodiversity and ecosystems.

The ISR method we use results in significantly less land disturbance than underground or open pit mining. Therefore, our operational footprint in Wyoming is substantially small compared to conventional mining. This is primarily due to the lack of tailings produced in the ISR process compared to conventional mining. Tailing facilities, which hold radioactive material, are often tens of acres in size and must be maintained indefinitely. ISR produces no tailings and, therefore, does not require this additional land for permanent disposal of radioactive wastes. Further, none of our permitted sites are in or near areas that hold protected conservation status or endangered species habitat, according to U.S. federal guidelines.

In Wyoming, we have conducted biodiversity assessments to identify and understand the potential impacts to wildlife, fauna and flora. No endangered or at-risk wildlife were identified.

Our Willow Creek Project is located outside the State of Wyoming greater sage-grouse core population area and defined connectivity corridors; however, UEC has current properties in core sage-grouse habitat designated areas in the Great Divide Basin. Therefore, we conduct annual wildlife surveys to monitor greater sage-grouse populations to ensure populations remain at a constant level. We also modify our activities during nesting seasons, to avoid active nesting areas. Five occupied and three unoccupied greater sage-grouse leks are within one mile of our Willow Creek Project, and habitats throughout the permit area are adequate to support greater sage-grouse year-round.

Our Wyoming team has been active in establishing designated core habitat areas to protect the species and its habitat. This support of the greater sage-grouse population is in accordance with an Executive Order mandated through the Wyoming Governor's office, which incentivizes development of the greater sage-grouse population outside the designated "core population areas" and establishes additional precautions for minimizing disturbance within core population areas.

In Wyoming, the majority of the land UEC works on was previously used for cattle grazing. At the time of publishing UEC's previous Sustainability Report, our Wyoming operations were in the final regulatory stages of returning 70 acres of wellfield land to its owner, while another 300 acres has groundwater restoration approval and has started the decommissioning and reclamation process. The groundwater restoration process includes returning the water quality in an affected aquifer to background conditions through treatment of the water using reverse osmosis and testing for concentrations of all metals and non-metals. We typically analyze a suite of 35 different chemical constituents in the groundwater pre-mining, post-mining and post-restoration. These consist of 17 major

ions, 16 trace metals and 2 radionuclides (uranium and radium-226). Background concentrations of the majority of these constituents is typically met; other constituents that are not restored to background must meet the pre-mining quality of use before the restoration will be accepted as successful by the regulatory agencies. We submit all testing results to the state environmental regulatory agency for approval. After state approval, the NRC will review and concur with state recommendations.

Once these agencies approve the groundwater restoration, we are allowed to decommission and reclaim the sites. Decommissioning involves sealing of the wellfield recovery, injection and monitoring wells, the processing facilities and pipes are removed, and the ground surfaces are tested for both radium and uranium content to ensure levels do not exceed federal and state regulatory limits. We again submit our findings to state agencies. They complete an inspection that includes confirmatory sampling, and, upon their approval, the results are submitted to the NRC for consensus. After final approvals, including that of the landowner, the affected land area is reclaimed with native plants and grasses. Once revegetation is successful, we return the land to its owner.

In FY23, the Wyoming Department of Environmental Quality ("WDEQ") and NRC reviewed our request for release of the 70 acres of reclaimed wellfield land, Mine Units 1 through 9 at the Irigaray Project. By letter dated October 6, 2023, the WDEQ and NRC concurred that UEC had remediated this acreage to a level that allows the lands to be released without restriction. Further, the remediated acreage may now be removed from the Willow Creek Project radioactive materials license. This approval is the first commercial-scale ISR reclamation approved and released for unrestricted use in Wyoming.



Texas:

Similar to our Wyoming sites, UEC Texas sites are guided by local regulations, with a commitment to minimizing our disturbance of the local biodiversity and ecosystems.

In Texas, we also use the ISR method, which results in significantly less land disturbance than underground or open pit mining. None of our permitted sites are in or near areas that hold protected conservation status or endangered species habitat, according to U.S. federal guidelines.

In Texas, a third party conducts Ecological Assessments on all of our projects prior to wellfield and plant construction. UEC receives recommendations from these assessments pertaining to minimizing the fragmenting of contiguous patches or stands of mature brush or native grasses when routing access roads or locating ISR well sites and monitoring wells. During these assessments, no endangered or at-risk wildlife was identified.

In FY23, the UEC Texas team began reclamation efforts on 2,511 acres of land held for exploration at our Palangana site. As this land had previously been reclaimed and released for post-mining activities, our reclamation efforts required only plugging regional baseline holes, as this represented the only new disturbance to the land. UEC has submitted required documentation to state regulators, requesting for the approval and release of this land back to its owner.

Key highlights:

300 acres
of previously mined wellfields undergoing decommissioning in Wyoming

70 acres
of reclaimed land approved for release to unrestricted use - the first commercial-scale ISR reclamation approved and released for unrestricted use in Wyoming

2,511 acres
of total land reclaimed and under review by state regulators in Texas


UEC
DUCTION
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At UEC, our people and the communities in which we operate are the most important stakeholders for our Organization. Our commitment to the health, well-being and fundamental rights of our stakeholders guides every corporate decision we make. We expect our vendors, suppliers and partners to do the same.

$11.6 M
Invested back into the local community through procurement spend

$2.4 M
Procured from Indigenous owned businesses

1,010+ hrs
Of job-specific training provided to UEC employees

Health and Safety



Keeping UEC employees healthy and safe during operations is an essential part of our work.

UEC's operations, like the rest of the uranium industry, are under strict health and safety regulations with the priority to keep individuals safe as they work. UEC complies with all applicable federal, state or provincial and local laws and regulations and beyond this, we aim to foster a culture of safety and well-being for our people.

Health and Safety Governance and Accountability

UEC's Board, through its Sustainability Committee, oversees the Company's commitment to and performance of our health and safety programs.
Our corporate-wide EH&S Policy provides overall objectives and guidance for our health and safety management and outlines our commitment to health and safety.

In support of providing a safe workplace, UEC's corporate-wide EH&S Policy commits to:

- Providing a **safe workplace for all workers**, including those employed with us full-time, part-time and on contract.
- Implement **safety policies that meet or exceed our compliance obligations** and foster injury-free worksites for our workers.
- Obtain an **industry-leading safety record.**
- Maintain a **rigorous and disciplined radiation program** to monitor and measure radiation doses while keeping doses ALARA.
- Provide **safety training** for all relevant aspects of our operations.
- Promote a **strong safety culture through developing transparency and an effective feedback loop**, and ensuring safety remains top of mind at all times.
- Proactively **identify and address potential safety issues** and concerns.
- Track and **make safety data available to the public**, while continually striving for improvement.

For more information on the roles, responsibilities and accountabilities of health and safety management, see the Sustainability Governance section of this report.

Health and Safety Risks and Related Strategies

UEC's EH&S Policy is complemented by our site-specific operational guidelines, procedures and protocols covering all health and safety material risks to workers, including radiation safety, spills and leakage reporting, equipment training and emergency response procedures. There is also a company-wide injury and incident policy covered in the employee handbook which all employees are familiar with and with which they are required to comply.

Industrial safety at our U.S. sites is regulated by the federal Occupational Health and Safety Administration ("OSHA") and the NRC through state agencies. In Canada, the use of nuclear energy and materials to protect health, safety, security and the environment is regulated and overseen by the Canadian Nuclear Safety Commission. The Saskatchewan Ministry of Labour Relations and Workplace Safety encourages healthy, safe, and productive workplaces by setting, promoting, and enforcing employment and occupational health and safety standards. Safety begins with our employees, who have an important role to play by bringing all potentially hazardous situations to the attention of their supervisors. All injuries are recorded, and reports are analyzed and tracked annually as required by our regulators.

We closely monitor the health and safety risks of our employees and contractors, which include risks from day-to-day operation of equipment, the safe handling of chemicals and exposure to uranium and radon. Operational procedures and protocols are in place to address these risks and keep employees safe. UEC workers are asked to follow procedures for identifying potential hazards, assessing health and safety risks, reporting risks and developing solutions to address them. We encourage workers to stop work when they feel unsure or unsafe and to discuss potential safety hazards with their supervisors.

As an example of this procedure in action, in Wyoming, to ensure all our workers and contractors are aware of potential hazards and what they can do to minimize risks, we perform job safety analysis on any non-routine tasks. Our workers also carry hazard identification cards, which they fill out at the beginning of any new task. The cards encourage workers to be aware of, identify and report potential accidents, so solutions can be implemented before an accident happens. This system minimizes the risk of our people getting hurt.

We perform regular maintenance and routine inspections of our facilities and sites to ensure equipment and facilities are operating in safe conditions to limit potential incidences to employees. We are also subject to health and safety related audits by regulators under our Class III Permits and Radioactive Materials License for ISR facilities. These audits take place annually, involving both a facility and records review.



"To ensure all our workers and contractors are aware of potential hazards and what they can do to minimize risks, we perform job safety analysis on any non-routine tasks.

Health and Safety Training

Training for employees in health and safety protocols is essential in ensuring we employ best safety practices at all times. In FY23, UEC has provided training to staff on the following topics, as applicable to their role and responsibilities:

- Safety training for any new employees or visitors to the site
- Radiation safety training for all plant and wellfield employees
- Biannual Radiation Safety Officer training
- Radiation Safety Technician training
- Logging training
- Biennial first aid/CPR training
- Rig safety/inspections
- U.S. Department of Transportation HazMat training (U.S. operations only)
- Emergency response

In FY23

313 hours

of health and safety training was provided to employees

30 hours

of health and safety training was provided to contractors/temporary workers



Emergency Preparedness

UEC has site-specific emergency procedures in place that identify the steps employees should take in the event of an emergency. Emergencies may include major accidents, health and safety incidences and procedures to address anticipated risks such as snake bites, heart attacks, heat stroke, hurricanes and other emergencies. Emergency response procedures are maintained by respective site health and safety leaders and overseen by senior operational leaders. These procedures include steps for the worker to contact emergency services and how to manage the incidence before emergency services arrive. All site employees, when joining UEC, will review emergency response procedures and receive training as a part of their onboarding. UEC will conduct emergency response drills semi-annually to ensure staff are aware of and trained on the procedures in place.

At all of our sites, we have notified local fire departments and emergency response services on our protocols. In FY23, UEC did not require the use of emergency services, nor to exercise any emergency response procedures.

With respect to hazardous materials, UEC has safety protocols in place to instruct employees on the safe handling of these substances. Training is provided to employees handling any of these substances for the first time, if prior experience and training has not been provided. We also provide a chemicals inventory to regulators, state government and emergency response services, including where they are located on our sites and the quantity of each, to ensure local emergency response has this information in the case of an incident.

Ensuring the Health and Safety of our Contractors

While contractors are legally responsible for the health and safety of their own workers, because we consider proper health and safety imperative, we ensure all contractors follow UEC health and safety protocols or have protocols in place that align to UEC expectations. We monitor and analyze health and safety incidences on a regular basis for both employees and contractors. When an incident occurs, we take action to diagnose the root cause and design new protocols to address this risk.

As a part of our health and safety protocols, we require all visitors, including contractors, to register when on-site, or for the contracting firm to provide us with the necessary information related to contractors working on our site on any given day.

In Texas, we go the extra mile to hire a third party to assist our drilling contractors with health and safety training and record-keeping requirements. These consultants conduct rig inspections and provide additional safety training to our contractors to ensure they receive the same level of safety information and training as our regular employees. The consultant's complete inspection and training reports which are sent to both the contractors and UEC.

> *We monitor and analyze health and safety incidences on a regular basis for both employees and contractors.*



Health and Safety Performance

Given the nature of UEC's specialized industry, all of our on-site employees are highly experienced, and we ensure strict management of health and safety risks. Every year we set a target of zero fatalities and zero recordable injuries. In FY23, like FY22, our CEO's STIP was tied to safety performance. For UEC employees, across our operations, we have had no lost workday cases in the last six years and no recordable injuries in more than four years.

UEC Health and Safety Record

FY	Target	FY23		FY22		FY21	
TYPE OF WORKER	ALL	EMPLOYEES	CONTRACTORS	EMPLOYEES	CONTRACTORS	EMPLOYEES	CONTRACTORS
Lost Workdays	0	0	0	0	0	0	0
Recordable Injury and Illness Rate	0	0	0	0	0	0	0
Fatalities	0	0	0	0	0	0	0

Key highlights:

Zero
Recordable injury and illness rate for all UEC employees.

Zero
Lost workdays due to injury or illness.

Zero
Fatalities.

313 hours
Of health and safety training was provided to employees and 30 hours provided to contractors.

3rd place
UEC Wyoming facilities received 3rd place recognition for our strong safety record in the uranium sector.



Community Engagement

Our Governance of Community and Indigenous Engagement

Our relationships with our local communities, including Indigenous peoples are fundamental to UEC's success. We aim to partner with local communities and Indigenous peoples near to our sites to ensure we create shared value for these communities through employment, procurement and business opportunities, community investment, and environmental stewardship. We are committed to supporting the culture, customs, traditional livelihoods and heritage of local communities and Indigenous peoples. The commitment to engage and collaborate with local communities and Indigenous peoples is enshrined in our Human Rights Policy. At the highest level, accountability and responsibility for community engagement sits with our CEO and is executed by our VP's across each site. We report regularly to the Board our performance against these commitments and our community and Indigenous engagement strategies and action plans. For more information on the roles, responsibilities and accountabilities of community engagement, see the Sustainability Governance section of this report.

Community Engagement Approach and Performance

UEC sustains its social license with communities through an integrated approach of open and transparent communication and feedback. Across all of our sites, we keep communities informed of our exploration activities and the status of our operations. At the beginning of any operation, we engage with communities during the permitting stage, to provide environmental and operational related information to ensure communities are aware of our work and have the opportunity to ask questions and provide feedback. Our ISR operations in Texas and Wyoming have been established for many years. At each of these operations, we have a good relationship with local communities, including local governments and nearby towns.

We have a history of making donations to local causes and creating business opportunities through our practices of procuring and hiring locally. As we have been in a state of operational readiness at our Texas and Wyoming ISR operations for several years. We have focused on engaging with the community on permit applications to continually expand our exploration activities. UEC sites in the U.S. are located on private lands and therefore, we regularly engage with our landowners to keep them informed of the status of our activities. As we anticipate a return to operational status in the coming years, we are committed to a series of community engagement activities to keep our landowners, neighbors and local governments informed.

> *We are committed to supporting the culture, customs, traditional livelihoods and heritage of local communities and Indigenous peoples.*

> *Across all of our sites, we keep communities informed of our exploration activities and the status of our operations.*

Engagement with Indigenous Peoples

In FY23, UEC acquired a pipeline of high-grade projects in Saskatchewan, Canada. Our exploration sites are located in the Northern Saskatchewan Administration District ("NSAD"). Most of the land in the district is Crown land. The NSAD covers approximately half of Saskatchewan's land area. However, according to the 2021 Census, it accounts for only three per cent (35,986) of the province's total population. There are over 70 communities located across the north, 51% of the NSAD population live on-reserve, with 35,830 individuals of Indigenous identity.

As rights holders, Indigenous peoples have the right to hunt, fish, and trap for food, pursue traditional uses of lands and resources, such as the gathering of plants for food and medicinal purposes and/or the carrying out of ceremonial and spiritual observances and practices on unoccupied Crown lands.

In Canada, both provincial and federal levels of governments have a duty to consult with Indigenous groups on any decision within their purview that has the potential to affect Aboriginal or Treaty Rights. While the duty to consult lies with the federal and provincial governments, procedural aspects of the duty to consult are frequently delegated to the project proponent to undertake and are an integrated component of our approach to ensure we respect the rights of Indigenous peoples and their traditional livelihoods. For UEC's sites in Northern Saskatchewan, Indigenous peoples do not live directly on our sites; however, they do use the land to pursue their traditional activities such as hunting and fishing.

> *For UEC's sites in Northern Saskatchewan, Indigenous peoples do not live directly on our sites; however, they do use the land to pursue their traditional activities such as hunting and fishing.*

UEC assets in Saskatchewan, Canada


Fond-du-Lac
Black Lake
Athabasca Basin
Roughrider
Hidden Bay
Hatchet Lake
Horseshoe & Raven
West Bear
Christie Lake
Cree Lake
Diabase
English River
First Nations Reserve
UEC Ownership through JCU (Canada) Exploration Company Ltd.
UEC Athabasca Properties

In 2021, the United Nations Declaration on the Rights of Indigenous Peoples ("UNDRIP") Act received Royal Assent and came into force in Canada. References to "free, prior and informed consent" ("FPIC") are found throughout the Declaration. The Declaration emphasizes the importance of recognizing and upholding the rights of Indigenous peoples and ensuring that there is effective and meaningful participation of Indigenous peoples in decisions that affect them, their communities, and territories. In keeping with UNDRIP and the well-being of communities, UEC's goal is to enable the neighboring communities to continue their traditional economic and cultural activities with minimal disruption and to ensure we have upheld the commitments to FPIC. UEC is committed to adhering to the UNDRIP and to the ILO Convention 169 on Indigenous Peoples.

UEC keeps neighboring communities and rights-bearing members up to date with information of our activities and confers with community members on possible strategies to avoid, minimize, or mitigate adverse impacts to their rights. UEC believes local communities and Indigenous people need to be actively involved in resource development with employment and related training, business development, community investment and environmental stewardship. As such, UEC keeps neighboring communities informed on permit applications, exploration field programs, environmental data collection, site cleanup activities, and other related activities through regular, open and transparent discussion with community leadership through written UEC exploration updates, in-person meetings, video calls, and phone calls. UEC uses the Canadian Federal Government guidelines for Indigenous consultation as a guide to our approach to consultation, which has been adopted by respective sites.

UEC has identified communities that could be potentially impacted by activities on UEC's properties through a formal stakeholder engagement analysis and impact assessment. The Saskatchewan Ministry of Environment has provided *Community Consultation and Stakeholder Lists* for some of UEC's properties which identify stakeholders and rightsholders. For those properties without a formal Government of Saskatchewan list, UEC has created a list of potentially impacted communities. UEC identifies stakeholders based on an analysis of geographic proximity to property (land use connection), waterway connection to property, transportation route and other criteria. UEC is committed to engagement with neighboring Indigenous communities through a variety of out-reach activities including with their non-profit representative organization, Ya'thi Néné, local leadership (Chief/Mayor and council), and their business development organizations.

UEC welcomes feedback from the communities on its activities during its discussions and provides contact names, email addresses and phone numbers for follow-up interests and concerns. UEC utilizes a Stakeholder Relationship Management database to track and manage stakeholder and rightsholders' communication, feedback, commitments, interests and issues.

> *"UEC believes local communities and Indigenous people need to be actively involved in resource development.*

FY23 Indigenous Engagement

June

Black Lake Denesuliné First Nation and Hatchet Lake Denesuliné First Nation

- **Forum:** Video meetings to introduce UEC staff and Athabasca business development staff for respective communities.
- **Purpose:** Discuss exploration and business opportunities for the community.

July

Athabasca First Nations Chiefs and Stony Rapids Métis Local President

- **Forum:** Written communications.
- **Purpose:** Share exploration updates.

September

Ya'thi Néné Land and Resources Office

- **Forum:** In-person meeting with UEC's CEO and Ya'thi Néné Land and Resources ("YNLR") executive director, staff member and community representative.
- **Purpose:** Discuss exploration agreements, concerns and interests with our Roughrider project and to begin building our working relationship with YNLR.

Kineepik Métis Local and Pinehouse

- **Forum:** In-person meeting to introduce CEO to Kineepik Métis Local and Pinehouse Representatives.
- **Purpose:** Discuss shared goals and build on the existing working relationship between Pinehouse and UEC.

November

English River First Nation Chief and Council

- **Forum:** In-person meeting with UEC and English River First Nation Chief and Council.
- **Purpose:** Present and discuss Christie Lake program.

Engagement with communities is commensurate with the level of planned work. For the upcoming plans of advanced exploration activities, community engagement will include more in-depth communication, such as community information sharing and interest gathering through community visits such as open houses and workshops, and negotiations for exploration and other agreements. This will ensure the interests and potential concerns of rightsholders and community members are diligently addressed.

In Canada, UEC has established a formal grievance mechanism and systematically collects and responds to any identified issues or complaints from the community. With all detailed communication provided to the community we provide Company staff contact information and welcome comments, questions and requests for meetings.

> *"UEC has established a formal grievance mechanism and systematically collects and responds to any identified issues or complaints from the community.*

Local Donations

Donations and sponsorships aim to support communities closest to our exploration projects in Northern Saskatchewan. The direction of community investments is identified by communities themselves and aims to provide lasting and sustainable benefits. In FY23, this included UEC local staff attending important cultural and educational events hosted by local Indigenous communities.

During the Northern Saskatchewan Elders Gathering in June 2023, UEC presented Pinehouse with a donation of 61 children's books promoting science, technology, engineering, and mathematics ("STEM") for primary and elementary students. The illustrated books feature the wonders of the natural world viewed from a science perspective, and STEM training and occupations. The donation was in response to the interest Pinehouse has in developing STEM education for its community members and seeing more community members involved in the uranium industry in the province.

Local Procurement

UEC's focus is to procure our goods and services from local businesses. This policy applies to all sites. Below, we include a table which outlines the overall procurement from local businesses as a percentage of expenses.

In Saskatchewan, UEC aims to procure goods and services from both Northern owned businesses and Indigenous businesses. We believe that Indigenous and local communities should benefit from resource development on or near their communities or traditional lands, through employment and business opportunities. Where possible, when selecting contractors for our operations in Northern Saskatchewan, we give preference to those that meet our needs and are located in the Northern Saskatchewan Administration District.

In FY23, we have procured $2.4M from Indigenous businesses. See table below for our percentage of local spend across our sites.[25]

UEC Site	Saskatchewan	Wyoming	Texas	Total
Total local spend from sites (millions)	$4.2	$3.5	$3.9	$11.6
% of overall expenses from sites	91%	69%	40%	67%

Employee Training on Indigenous Reconciliation

To ensure our staff members understand the history of Indigenous peoples in the country, learn from past experiences and support UEC in its objectives towards reconciliation, we undertook an online training for all Saskatchewan employees called "Four Seasons of Reconciliation". This training has been an important way to ensure all staff have an understanding of the history of Indigenous peoples in Canada and to promote more dialogue on reconciliation amongst employees.

Next Steps

As UEC continues to advance our exploration assets in Northern Saskatchewan, we aim to bolster our engagement with a focus on creating continued shared value for the community. To this end, we have outlined a plan for the coming years to support Indigenous engagement in our supply chain and as service providers, which includes:

- **Share resource development's economic potential** with Northern communities through skill building and employment creation.
- **Develop training partnerships** with mineral industry companies, Indigenous groups, learning institutions, and funding organizations to **create training and thus employment** for needed occupations.
- **Raise awareness of mining related occupations** by participating in career fairs in the local communities showcasing the types of occupations that UEC needs.
- Participating in STEM promotional events to **create student awareness and preparation for mineral sector** related occupations.
- Provide **scholarships and internships or work placements to post-secondary Northern students** pursuing degrees in mining related occupations.

Key highlights:

$11.6M

invested back into the local community through procurement spend.

$87,000 +

donations were made to local organizations on behalf of UEC.



Human Rights

Our commitment to human rights within our Organization, our communities and our supply chain is a guiding principle for the way we operate.

Human Rights Governance and Accountability

UEC's Board, through its Sustainability Committee, oversees the Company's commitment and practices related to ensuring the protection of human rights. UEC's corporate-wide Human Rights Policy is aligned with the United Nations Universal Declaration of Human Rights, the International Covenant on Economic, Social and Cultural Rights, the International Covenant on Civil and Political Rights, the United Nations Guiding Principles on Business and Human Rights and the Organization for Economic Co-operation and Development Guidelines for Multinational Enterprises.

This policy outlines our commitment to, and expectation of UEC employees to prevent human rights violations, prohibit the use of child and forced labor, including within our supply chains, prioritize the protection of minority groups' and women's rights, prohibit discrimination and harassment, recognize and respect the rights of our employees to associate freely, bargain collectively and be provided with an opportunity to be heard on labor rights and other human rights issues, and promote employee well-being and diversity.

For more information on the roles, responsibilities and accountabilities of human rights protection, see the Sustainability Governance section of this report.



Human Rights Risks and Related Strategies

Our Human Rights Policy is communicated to all staff when joining the Organization. UEC is committed to monitor and report on human rights impacts created by our Organization and those of our suppliers. UEC operates in jurisdictions with low risk of human rights abuses. However, we recognize that risks do exist in our supply chain.

We monitor our Organization to ensure we adhere to all local, state and federal laws related to child and forced labor and other such human rights abuses. It is UEC's expectation that all employees respect human rights laws and report to the Organization the detection of any wrongdoing, aligned to our organizational commitment to protect human rights and outlined in our Human Rights Policy.

Further, UEC is committed to working with strong and reputable vendors, suppliers and partners in our supply chain who are not in violation of human rights. Aligned to our Human Rights Policy, UEC conducts due diligence prior to engaging with third parties as a means of identifying and preventing adverse human rights impacts in its business and supply chains, including but not limited to screening vendors, suppliers and partners and conducting assessments based on their respective human rights performance. To ensure continued compliance, UEC holds the rights to carry out periodic audits.

All UEC vendors, suppliers and partners are expected to comply with the principles found in our Human Rights Policy as they relate to the Company and our business. Additionally, we encourage our vendors, suppliers and partners to adopt similar policies within their own businesses. We also strive to ensure that human rights risks exposed to the Company are appropriately identified and either prevented or remediated, as much as possible.

UEC has an anonymous and confidential whistleblower procedure, as outlined in our Code of Business Conduct, which provides direct access for stakeholders to report human rights violations. Further, at respective sites, we provide contact information, often posted at our front door or gates and included in any material provided to community members, including respective site telephone numbers, for any community members to contact us directly with grievances. For more information on how we respect the human rights of our community members and stakeholders, including obtaining the free and prior informed consent of stakeholders, please see the Community Engagement section of this report.

UEC does not require the use of security forces at any of its sites.

Human Rights Performance

UEC does not tolerate human rights violations of any kind. To date, there have been no human rights violations at UEC, and we are not aware of any known or suspected risks of human trafficking or slavery in our operations or supply chains. Should UEC uncover a violation of our Human Rights Policy, the responsible party will be subject to disciplinary action up to and including termination of employment, contract or supplier contract.

Key highlights:

Zero

human rights incidences in FY23



Human Capital

At UEC, our people are one of our top priorities. We believe in building our employees' skills and capabilities, and ensuring they have opportunities to grow within the Organization. We also prioritize building a diverse workforce, representative of the communities in which we operate.

Human Capital Governance and Accountability

Our Diversity Policy guides our approach to diversity and inclusion at the Board and Executive Team. Further to this, our Human Rights Policy, guides our commitment to protecting the rights of our workers and ensuring we provide a work environment where our employees thrive. Our Human Rights Policy includes the following commitments:

- **Protect minority groups and women's rights** and pay particular attention to the identification, prevention, mitigation and remediation of the risks relating to the same.
- **Prohibit discrimination and harassment** with respect to all aspects of employment and business operations based on race, color, religion, ethnic or national origin, sex, gender, gender identity, sexual orientation, disability or age.
- **Recognize and respect the rights of its employees to associate freely**, bargain collectively and be provided with an opportunity to be heard on labor rights and other human rights issues.
- Promote employees' material well-being by **providing competitive wages, benefits and working conditions**, in accordance with statutory requirements.
- Recognize the value of a diverse and inclusive workplace and **promote diversity and equity in its recruitment, hiring, compensation and advancement** practices.
- **Attract and retain talented and experienced individuals** to manage and support its operations.

Diversity and Inclusion

UEC believes it is essential to build a diverse workforce, representing the local community in which we operate and celebrating a diverse set of voices to guide the direction of the Organization. In our recruiting practices, we consider our current organizational diversity when selecting and hiring candidates.

As of July 31, 2023, UEC employed 83 employees and 10 contractors. Approximately 52% of these individuals were located in the United States, 31% in Canada and 17% in Paraguay. An overview of our employee diversity is provided below. In FY23, UEC had an annual turnover rate of 6%.

We prioritize hiring from local communities, recognizing this brings a breadth of knowledge to our team, including about the local environmental and the challenges and concerns of community members. In FY23, 57%, 100%, and 100% of our employees from our Saskatchewan, Wyoming and Texas sites, respectively, were hired from the surrounding communities.

UEC FY23 Workforce Statistics

	All employees (#, %)	Senior Management (#, %)	Executive Management (#, %)
Total full-time, permanent employees	83	11	3
Female	28, 34%	3, 27%	0, 0%
Ethnically Diverse	38, 46%	2, 18%	2, 66%

Employee Development

UEC prioritizes our team's growth and development by supporting access to professional learning, development and networking opportunities, upskilling programs and courses, and gaining or upkeeping designations. We are committed to providing a fair, living wage to all of our people. UEC also strives to fill employment openings through internal promotions or transfers of qualified employees, as appropriate.

As a part of our training programs, in FY23, UEC provided a total of 1,010+ employee training hours focused on job-specific development, just over 12 hours of training per employee. These training hours do not include designated training for health and safety, environmental or Indigenous reconciliation training and education. As a part of our approach to learning and development, we encourage employees, in discussion with their direct managers, to identify learning and development needs which could be supported by external or internal training or job shadowing. The goal of our learning and development program is to identify gaps in capabilities that enable employees to adapt to or prepare for business challenges and are aligned to the Company's goals and strategies.

1,010+

Employee training hours focused on job-specific development, just over 12 hours of training per employee

Employee Health and Financial Well-being

At UEC, the well-being of our people is a top priority for us. Alongside our robust program to ensure the physical health and safety of our people, we also offer a variety of company-wide programs and initiatives to support the financial and mental well-being of our people. This includes a group benefits program that provides employees with an option to benefit from wellness and mental health support and physical health support. As a part of our benefits program, employees have the option to participate in a program which rewards them for making healthy life choices such as rewards and discounts to insurance savings.

To support financial wellness, we offer a retirement program and participation in the Company's stock incentive program. 100% of full-time employees participate in our stock incentive program. Employees also benefit from a short-term incentive program rewarded on an annual basis.

At our UEC Vancouver office, there is an on-site fitness facility and we encourage employees to find a work-life balance through accomodating employees flexible work arrangements, including working from home multiple days a week, flexible work hours and work time reduction programs, such as offering part-time arrangements, as required.

In FY23, UEC completed a pay ratio analysis providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our President and Chief Executive Officer. This information is disclosed in our Annual Report on Form 10-K.

In FY24, we will be conducting an employee benefits program assessment, looking to streamline our program across our sites. This assessment will inform an updated benefits program for employees.



FY23 Sustainability Data

GRI Universal Standards Content Index

Number	Disclosure name	Response	Report reference
GENERAL DISCLOSURES			
2-1	Organizational details	UEC is one of the fastest-growing suppliers of uranium, a key fuel for the green energy transition to a low carbon future. UEC is the largest diversified, North American focused uranium company advancing the next generation of low-cost, environmentally friendly ISR uranium projects in the United States and highgrade conventional projects in Canada. The Company has two production-ready ISR hub and spoke platforms located in South Texas and Wyoming. These two production platforms are anchored by fully operational central processing plants and served by seven U.S. ISR uranium projects with all their major permits in place. The Company's operations are managed by professionals with a recognized profile for excellence, based on many decades of hands-on experience in the key facets of uranium exploration, development and mining. Information about our leadership and technical teams can be found on our website. Across all of our operations, UEC currently employs more than 82 people. UEC's principal office is located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, 78401.	About UEC
2-2	Entities included in the organization's sustainability reporting	Entities included in the organization's sustainability reporting include Uranium Energy Corporation and its wholly-owned subsidiaries as of July 31, 2023.	About this Report
2-3	Reporting period, frequency and contact point	The report shares the Company's Sustainability-related activities and performance for the fiscal year ending July 31, 2023, our goals and priorities for the fiscal year 2024 and beyond, and our values and commitment to adhering to sustainability and governance best practices. This is UEC's second annual sustainability report. For questions about this report, please contact Katherine Arblaster at info@uraniumenergy.com.	About this Report

Number	Disclosure name	Response	Report reference
ACTIVITIES AND WORKERS			
2-6	Activities, value chain and other business relationships	UEC is the fastest-growing supplier of the fuel for the green energy transition to a low carbon future. UEC is the largest diversified, North American focused uranium company advancing the next generation of low-cost, environmentally friendly ISR uranium projects in the United States and high grade conventional projects in Canada. The Company has two production-ready ISR hub and spoke platforms located in South Texas and Wyoming. These two production platforms are anchored by fully operational central processing plants and served by seven U.S. ISR uranium projects with all their major permits in place. Our other diversified holdings of uranium assets include one of the largest physical uranium portfolios of U.S. warehoused triuranium octoxide, a major equity stake in the only royalty company in the sector, Uranium Royalty Corp, and a pipeline of resource-stage uranium projects in Canada.	About UEC
2-7	Employees	83 employees (full-time, permanent)	Human Capital
2-8	Workers who are not employees	10 contractors	Human Capital
GOVERNANCE			
2-9	Governance structure and composition	The Board is made up of six directors, four of whom are considered independent of management pursuant to the NYSE American Company Guide, Section 803. Specific charters have been developed for the Board and its four standing committees – Corporate Governance and Nominating; Audit; Compensation; and Sustainability – which set forth their roles and responsibilities and guide their actions.	Our Approach to Strong Corporate Governance
2-10	Nomination and selection of the highest governance body	It is the role of the Board's Nominating and Corporate Governance Committee to identify and recommend to the Board of Directors individuals qualified to be nominated for election to the Board, recommend the members and Chairperson for each Board committee, and periodically review and assess the Company's corporate governance principles, making recommendations accordingly. The Committee is responsible to evaluate the size, composition, membership qualifications, scope of authority, responsibilities, reporting obligations and charters of each committee of the Board.	The Role of UEC's Board and its Committees
2-11	Chair of the highest governance body	UEC's Board is chaired by Edward Spencer Abraham.	Our Approach to Strong Corporate Governance

Number	Disclosure name	Response	Report reference
2-12	Role of the highest governance body in overseeing the management of impacts	Our Board's primary role is to strategically guide the Company and manage risk. This includes oversight of our sustainability policies and practices and management of climate-related risks. The Board and its committees regularly discuss sustainability governance and disclosure matters at their meetings. The Board also oversees the Company's overall strategic planning and approves our annual corporate objectives and incentive compensation for senior executives.	Our Approach to Strong Corporate Governance
2-13	Delegation of responsibility for managing impacts	The Board has delegated oversight of certain sustainability responsibilities to its committees and management, which report their findings and provide recommendations to the Board. As sustainability is a cross-functional discipline encompassing a wide range of issues, and thus is relevant to all committees different aspects of our sustainability performance fall under each of our committees and management. The committees work together with management to identify sustainability issues most pertinent to the Company's business and its key stakeholders, and to help develop the policies and processes to integrate sustainability into the Company's long-term strategy and risk management responsibilities.	The Role of UEC's Board and its Committees
2-14	Role of the highest governance body in sustainability reporting	Our Board holds the highest level of oversight for sustainability risk management. In 2021, the Sustainability Committee was established to assist the Board in fulfilling its oversight responsibilities relating to sustainability, including environmental, social, health and safety matters. The scope of oversight in these areas includes climate risk, corporate responsibility, social impact, human rights, public policy matters, and other duties as directed by the Board. The Board oversees UEC's framework for developing environmental, social, health and safety policies and programs and periodically reviewing the Company's ESG performance and sustainability disclosures.	The Role of UEC's Board and its Committees
2-15	Conflicts of interest	The Nominating and Corporate Governance Committee ensures there are no conflicts of interest on the Board, through disallowing interlocking directorships. Interlocking directorships shall be deemed to occur if a senior executive officer of the Company serves on the board of or as a trustee of a company or institution that employs one or more directors (i.e., reciprocal directorships).	Our Approach to Strong Corporate Governance
2-16	Communication of critical concerns	Whistleblower protection is addressed in UEC's Code of Business Conduct and is considered an important protection for any employee, officer, stockholder or third party who has a concern about the Company's business conduct. UEC will ensure the protection and anonymity of any whistleblower reporting a concern. UEC received no reports of wrongdoing of any kind during FY23. Our complete Code of Business Conduct can be found on the UEC website.	Business Integrity and Ethics

Number	Disclosure name	Response	Report reference
STRATEGY, POLICIES AND PRACTICES			
2-22	Statement on Sustainable Development Strategy	We believe appropriate sustainability management allows not only our Organization to thrive, but the community and environment to thrive, too. We take pride in our commitment to sustainability and our desire to be a sustainability leader in our industry. We have outlined our sustainability values as the following: • Conduct business with the utmost integrity, acting as a responsible corporate citizen in every action we take. • Minimize our environmental impact through upholding the highest standards for environmental protection and risk management. • Foster a culture of health and safety and prioritize the well-being of our people and community at all times. We have aligned these corporate values with short-term and long-term goals, as well as the SDG's.	Our Approach to Sustainability
2-23	Policy commitments	UEC has a suite of policies that outline our commitments to strong corporate governance, health and safety, the environment, human rights and diversity, amongst others. These policies can be found on our website.	Governance
2-26	Mechanisms for seeking advice and raising concerns	Whistleblower protection is addressed in UEC's Code of Business Conduct and is considered an important protection for any employee, officer, stakeholder or third party who has a concern about the Company's business conduct. UEC will ensure the protection and anonymity of any whistleblower reporting a concern. UEC received no reports of wrongdoing of any kind during FY23. Our complete Code of Business Conduct can be found on the UEC website.	Business Integrity and Ethics
2-27	Compliance with laws and regulations	During FY23, we had no known instances of non-compliance with laws or regulations, environmental or otherwise.	Environment

Number	Disclosure name	Response	Report reference
Material Topics			
3-1	Process to determine material topics	In 2022, UEC management undertook a materiality assessment to more clearly understand the sustainability-related topics relevant to our business. In 2023, we updated this assessment with internal stakeholders. Our materiality assessment approach includes reviewing themes highlighted through stakeholder engagement, as well as a review of key sustainability topics for our peers and industry. We internally prioritized our material topics based on their importance and relevancy to UEC's business, strategy and industry and the importance to stakeholders. We then reviewed the list of prioritized topics with key stakeholders. Our materiality matrix, included in this report demonstrates the outcome of this assessment.	Our Approach to Sustainability
3-2	List of material topics	**Environment:** air quality; site end-of-life management; biodiversity management; waste management; climate change; water management. **Social:** human rights; responsible purchasing; public safety and safe transportation; community relations; health and safety; human capital. **Governance:** corporate governance.	Our Approach to Sustainability
Governance			
GRI 205: ANTI-CORRUPTION			
3-3	Management of material topics	UEC is committed to conducting business in an honest and ethical manner. As such, we established a Company-wide Anti-Corruption Policy, which supplements our Code of Business Conduct, providing additional guidance to ensure that anyone acting on behalf of the Company conducts business with the highest standards of integrity. The policy explicitly prohibits bribes, kickbacks, extortion, excessive gifts, facilitation payments, and political and charitable contributions made on behalf of the Company, as well as requiring adherence to applicable laws including the U.S. Foreign Corrupt Practices Act, Canada's Corruption of Foreign Public Officials Act, and all anti-corruption laws in any country where the Company operates. UEC does not have production in countries with high levels of corruption risk, as determined by the Transparency International Corruption Perception Index. As with our Code of Business Conduct, we require all personnel to read and confirm their understanding of and adherence to our Anti-Corruption Policy on an annual basis. In FY23, 100% of our employees reviewed and confirmed their adherence to the UEC Anti-Corruption Policy. There were no reported violations of the policy during FY23. UEC's complete Anti-Corruption Policy can be found on our website.	Anti-Corruption

Number	Disclosure name	Response	Report reference
Environmental			
GRI 302: ENERGY			
3-3	Management of material topics	Energy management is governed at the highest level by the Board, and managed by the operational and EH&S site leaders. Our commitments to reducing energy use is outlined in our EH&S policy. Our approach to managing and reducing energy usage is outlined in our TCFD disclosure in this report.	TCFD - Governance of Climate-Related Risks and Opportunities
302-1	Energy consumption within the organization	12,195.82 GJ from consumed electricity (3387 MWh, 100% from grid electricity)	TCFD - Metrics and Targets
GRI 303: WATER AND EFFLUENTS			
3-3	Management of material topics	Water and effluents management is governed at the highest level by the Board, and managed by the operational and EH&S site leaders. Our commitments to protecting water is outlined in our EH&S policy. Our approach to managing and reducing water usage is outlined in the Water Stewardship section of this report.	Water Stewardship
303-1	Interactions with water as a shared resource	UEC is committed to managing water responsibly. During the permitting process, we conduct comprehensive studies related to water resources in order to assess and mitigate potential environmental impacts and to ensure we do not put communities at risk with respect to water access. We do not operate in regions with High or Extremely High Baseline Water Stress. For water used in our ISR operations, we use non-potable water, not able to be used for drinking water in the regions.	Water Stewardship
GRI 304: BIODIVERSITY			
3-3	Management of material topics	Biodiversity impacts are governed at the highest level by the Board, and managed by the operational and EH&S site leaders. Our commitments to protecting biodiversity are outlined in our EH&S policy. Our approach to managing and monitoring our biodiversity impacts is outlined in the Biodiversity Management section of this report.	Biodiversity Management

Number	Disclosure name	Response	Report reference
304-1	Operational sites owned, leased, managed in, or adjacent to, protected areas and areas of high biodiversity value outside protected areas	At all of our operations, we have conducted biodiversity assessments to understand the local wildlife, and any at-risk animals, fauna or flora to actively manage or monitor during our mining operations. For both Texas and Wyoming operations, no endangered or at-risk wildlife were identified. None of our operational sites are in or near sites with protected conservation status or endangered species habitat.	Biodiversity Management
304-2	Significant impacts of activities, products and services on biodiversity	The ISR mining method we currently use at our U.S. operations result in significantly less land disturbance than underground or open-pit mining. Our operational footprint in Texas and Wyoming is substantially small compared to conventional mining. None of our sites are in or near sites with protected conservation status or endangered species habitat. Further, we are in early exploration stage at select sites in Saskatchewan, which requires minimal amounts of drilling. We are commited to restoring and reclaiming all land that is affected by our operations.	Biodiversity Management
304-3	Habitats protected or restored	Once mining is complete, we do an extensive and lengthy restoration to ensure both water and soil quality meet regulatory standards, and the land can be returned to the landowner and reverted to its original use. In Wyoming, the majority of the land UEC works on was previously used for cattle grazing. In FY23, we underwent reclamation activities at our Raven Camp, Roughrider, and Palangana projects. In FY23, we achieved the following: • 300 acres of previously mined wellfields undergoing decommissioning in Wyoming. • 2,511 acres of total land reclaimed and under review by state regulators in Texas. • 70 acres of reclaimed land approved for release to unrestricted use, the first commercial-scale ISR reclamation approved and released for unrestricted use in Wyoming.	Biodiversity Management
GRI 305: EMISSIONS			
3-3	Management of material topics	GHG emissions management is governed at the highest level by the Board, and managed by the operational and EH&S site leaders. Our commitments to reducing our GHG emissions is outlined in our EH&S policy. Our approach to managing and reducing our emissions is outlined in our TCFD disclosure in this report.	TCFD - Governance of Climate-Related Risks and Opportunities
305-1	Direct (Scope 1) GHG emissions	1,343.77 MT CO_2e - Corporate wide	TCFD - Metrics and Targets

Number	Disclosure name	Response	Report reference
305-2	Energy indirect (Scope 2) GHG emissions	1,368.09 MT CO_2e - Corporate wide	TCFD - Metrics and Targets
305-3	Other indirect (Scope 3) GHG emissions	N/A - UEC has begun a scope 3 study, which started in FY23 and continues into FY24.	TCFD - Metrics and Targets
305-4	GHG emissions intensity	N/A - UEC was not in production in FY23, and therefore is not able to provide emissions intensity for FY23.	TCFD - Metrics and Targets
305-5	Reduction of GHG emissions	In prior years, UEC was only tracking emissions for Texas operations. In FY23, UEC expanded emissions measurement to encompass the entire corporation. Therefore, emissions grew to total 2,711.86 MT CO_2e. In FY23, we were in care and maintenance and anticipate our overall emissions to increase as we enter production in the coming years. With this in mind, UEC has developed a decarbonization strategy for our Texas operations, where multiple years of emissions data existed, with an objective to expand our decarbonization planning to additional sites in FY24.	TCFD - Metrics and Targets
GRI 306: WASTE			
3-3	Management of material topics	Waste management is governed at the highest level by the Board, and managed by the operational and EH&S site leaders. Our commitments to reducing and safely managing our waste is outlined in our EH&S policy. Our approach to managing and reducing our waste is outlined in the Waste Management section of this report.	Waste Management
306-1	Waste generation and significant waste-related impacts	An important benefit of employing ISR is the limited amount of waste produced from the process. ISR produces no tailings and significantly less solid waste than conventional mining. ISR produces only a small amount of radioactive or "byproduct" waste, which consists of the equipment used in the recovery process, such as cloth filters, pumps and hoses, and a minimal amount of sand. The volume of byproduct waste produced during ISR and processing is substantially small compared to the amount of tailings produced through conventional mining. The management of responsible byproduct waste is essential to prevent waste-related impacts. Byproduct waste must be labeled, handled, stored and properly disposed of in accordance with the Company's applicable radioactive material license, standard operating procedures, and state and federal guidelines. Byproduct waste is labeled as contaminated trash and transferred to 20-cubic yard waste bins for shipment to a licensed facility for permanent disposal. Byproduct materials can also be temporarily stored in the site evaporation ponds.	Waste Management

Number	Disclosure name	Response	Report reference
306-2	Management of significant waste-related impacts	UEC disposes of byproduct waste in accordance with the Company's applicable radioactive material license, standard operating procedures, and state and federal guidelines. Regular monitoring of evaporation ponds and waste management processes happens on a daily basis. Emergency protocols are in place to ensure that employees are prepared to manage the situation appropriately, should a spill occur. UEC has had no waste-related incidences in FY23.	Waste Management
306-3	Waste generated	Total byproduct waste = 9.9 metric tons Total weight of solid (non-mineral) waste generated = 2.87 metric tons Total weight of hazardous waste generated = 1.43 metric tons	Waste Management
306-4	Waste diverted from disposal	Total waste diverted = 0 metric tons	Waste Management
306-5	Waste directed to disposal	Total byproduct waste = 9.9 metric tons Total weight of solid (non-mineral) waste generated = 2.87 metric tons Total weight of hazardous waste generated = 1.43 metric tons	Waste Management
Social			
GRI 403 OCCUPATIONAL HEALTH AND SAFETY			
3-3	Management of material topics	Health and safety is governed at the highest level by the Board, and managed by the operational and EH&S site leaders. Our commitments to ensuring we provide a safe work environment is outlined in our EH&S policy. Our approach to Health and Safety is outlined in the Health and Safety section of this report.	Health and Safety

Number	Disclosure name	Response	Report reference
403-2	Hazard identification, risk assessment, and incident investigation	UEC's health and safety risks are managed through our site-specific operational guidelines, procedures and protocols covering all health and safety material risks to workers, including radiation safety, spills and leakage reporting, equipment training and emergency response procedures. We closely monitor the health and safety risks of our employees and contractors, which include risks from day-to-day operation of equipment, the safe handling of chemicals and exposure to uranium and radon. Operational procedures and protocols are in place to address these risks and keep employees safe. UEC workers are asked to follow procedures for identifying potential hazards, assessing health and safety risks, reporting risks and developing solutions to address them. We encourage workers to stop work when they feel unsure or unsafe and to discuss potential safety hazards with their supervisors.	Health and Safety
403-5	Worker training on occupational health and safety	Training for employees on health and safety protocols are essential in assuring we employ best safety practices at all times. UEC has provided training to staff on the following topics, as applicable to their role and responsibility: Annual radiation safety training for all plant and wellfield employees, Bi-Annual Radiation Safety Officer training, Radiation Safety Technician training, Logging Training, First Aid/CPR every two years, Rig Safety/Inspections, Annual DOT Training/HazMat Training. In FY23, 313 hours of health and safety training was provided to employees and 30 hours provided to contractors/temporary workers.	Health and Safety
GRI 405: DIVERSITY AND EQUAL OPPORTUNITY			
3-3	Management of material topics	Human Capital related topics, including Diversity and Inclusion, is governed at the highest level by the Board, and managed by the Executive. Our Diversity Policy guides our approach to diversity and inclusion at the Board and Executive Team level. Further to this, our Human Rights Policy, guides our commitment to protecting the rights of our workers and ensuring we provide a work environment where our employees thrive. This includes ensuring we prohibit discriminaton and harassment, promote employee well-being and promote diversity and inclusion in our workforce. Our approach to Diversity and Inclusion is outlined in the Diversity and Inclusion section of this report.	Diversity and Inclusion
405-1	Diversity of governance bodies and employees	As of July 31, 2023, our Directors identify as 67% diverse based on ethnicity and 33% female. As of July 31, 2023, our Executive Officers identify as 67% diverse based on ethnicity and 0% female. As at July 31, 2023, our employee population consisted of 83 employees across all operations. 34% of our employees were female, and 46% of our employees identified as diverse based on ethnicity.	Diversity and Inclusion

SASB content index

Topic	Accounting Metric	Category	Unit of Measure	SASB Code	Response
Greenhouse Gas Emissions	Gross global Scope 1 emissions	Quantitative	Metric tons (t) CO_2-e	EM-MM-110a.1	1,343.77 MT CO_2e
	Percentage of total Scope 1 emissions covered under emissions-limiting regulations	Quantitative	Percentage (%)		54%
	Discussion of long-term and short-term strategy or plan to manage emissions, emissions reduction targets, and an analysis of performance against those targets	Discussion and Analysis	N/A	EM-MM-110a.2	A study conducted in FY23 of 2012 data, when UEC was last in production, showed that approx. 22% of emissions were direct emissions (scope 1) and 78% were indirect/purchased electricity (scope 2). UEC conducted a decarbonization study for our Texas facilities (Texas facilities had multiple years of GHG emissions data, providing sufficient data to study). We have identified several emissions reduction opportunities which are being evaluated, including: (1) Capturing CO_2 at UEC precipitator; (2) Switching from propane dryer to electric dryer during yellowcake processing; (3) Replacing diesel haul truck with an electric haul truck; (4) Replacing gasoline powered fleet vehicles with electric vehicles; (5) Explore the potential for distributed energy infrastructure at our Hobson facility through the establishment of a solar farm on site; (6) Procure renewable energy from grid electricity through RECs or other mechanisms at select sites, where renewable energy products are available; (7) Install variable frequency drives ("VFDs") on groundwater pumps to enhance efficiency; (8) Additional energy efficiency measures, such as LED lighting. Next steps for UEC includes establishing emission reduction targets and implementing selected opportunities.
Air Quality	Air emissions of the following pollutants: (1) CO (2) NOx (excluding N_2O) (3) SOx (4) Particulate matter (PM10) (5) Mercury (Hg) (6) Lead (Pb) (7) volatile organic compounds (VOCs)	Quantitative	Metric tons (t)	EM-MM-120a.1	(1) 182.61t
		Quantitative			(2) 0t
		Quantitative			(3) 0t
		Quantitative			(4) 0t
		Quantitative			(5) 0t
		Quantitative			(6) 0t
		Quantitative			(7) 0t

Topic	Accounting Metric	Category	Unit of Measure	SASB Code	Response
Energy Management	(1) Total energy consumed	Quantitative	GJ	EM-MM-130a.1	12,195.82 GJ from consumed electricity (3,387 MWh)
	(2) Percentage grid electricity	Quantitative	Percentage %		100%
	(3) Percentage renewable	Quantitative	Percentage %		28%
Water Management	(1) Total fresh water withdrawn	Quantitative	Thousand cubic meters (m3)	EM-MM-140a.1	52.92 m^3
	(2) Total fresh water consumed	Quantitative	Thousand cubic meters (m^3)		52.92 m^3
	(3) Percentage of each in regions with High or Extremely High Baseline Water Stress	Quantitative	Percentage %		0%
	Number of incidents of non-compliance associated with water quality permits, standards, and regulations	Quantitative	Number	EM-MM-140a.2	0

Topic	Accounting Metric	Category	Unit of Measure	SASB Code	Response
Waste & Hazardous Materials Management	Total weight of non-mineral waste generated	Quantitative	Metric tons (t)	EM-MM-150a.4	2.87t
	Total weight of tailings produced	Quantitative	Metric tons (t)	EM-MM-150a.5	0t
	Total weight of waste rock generated	Quantitative	Metric tons (t)	EM-MM-150a.6	6.555t
	Total weight of hazardous waste generated	Quantitative	Metric tons (t)	EM-MM-150a.7	1.43t
	Total weight of hazardous waste recycled	Quantitative	Metric tons (t)	EM-MM-150a.8	0t
	Number of significant incidents associated with hazardous materials and waste management	Quantitative	Number	EM-MM-150a.9	0
	Description of waste and hazardous materials management policies and procedures for active and inactive operations	Discussion and Analysis	N/A	EM-MM-150a.10	To guide waste and hazardous materials management for sites, UEC has standard operating procedures, including an updated Waste and Hazardous Waste Materials Management policy. See our Waste Management section for further details.
	Total weight of radiological waste (byproduct)	Quantitative	Metric tons (t)	N/A	9.86t

Topic	Accounting Metric	Category	Unit of Measure	SASB Code	Response
Biodiversity Impacts	Description of environmental management policies and practices for active sites	Discussion and Analysis	N/A	EM-MM-160a.1	Environmental management is governed at the highest level by the Board, and managed by the Executive and VP and EH&S leaders at each site. Our commitments to environmental protection is outlined in our EH&S policy. Our management strategy consists of developing operational protocols, conducting operational evaluations and risk assessments, monitoring, tracking and analyzing environmental performance data, and implementing best practices for the management of land, waste, water and air. See our Environmental Management section for further details.
	Percentage of mine sites where acid rock drainage is (1) Predicted to occur	Quantitative	Percentage	EM-MM-160a.2	0%
	Percentage of mine sites where acid rock drainage is (2) Actively mitigated	Quantitative	Percentage		0%
	Percentage of mine sites where acid rock drainage is (3) Under treatment or remediation	Quantitative	Percentage		0%
	Percentage of: (1) proven reserves in or near sites with protected conservation status or endangered species habitat	Quantitative	Percentage	EM-MM-160a.3	0%
	Percentage of (2) probable reserves in or near sites with protected conservation status or endangered species habitat	Quantitative	Percentage		0%

Topic	Accounting Metric	Category	Unit of Measure	SASB Code	Response
Security, Human Rights & Rights of Indigenous Peoples	Percentage of (1) proven reserves in or near areas of conflict	Quantitative	Percentage	EM-MM-210a.1	0%
	Percentage of (2) probable reserves in or near areas of conflict	Quantitative	Percentage		0%
	Percentage of (1) proven reserves in or near indigenous land	Quantitative	Percentage	EM-MM-210a.2	0%
	Percentage of (2) probable reserves in or near indigenous land	Quantitative	Percentage		0%
	Discussion of engagement processes and due diligence practices with respect to human rights, indigenous rights, and operation in areas of conflict	Discussion and Analysis	N/A	EM-MM-210a.3	We are committed to uphold the values outlined in the Universal Declaration of Human Rights (UDHR), including to have zero tolerance for human rights violations committed by our employees or any third parties acting on behalf of the Company, nor will we be complicit in any human rights abuses. We will take appropriate action if a human rights violation is reported. • Prohibit the use of any form of forced or compulsory labour, including child labour, both within our operations, and in those of our suppliers. • Respect the rights, interests, culture and traditions of all stakeholders where we operate, including Indigenous Peoples. • Engage with local communities, Indigenous peoples and other rights holders in an inclusive, respectful and culturally appropriate manner, with integrity and transparency. • Seek to understand local interests and concerns, such as land use practices, cultural heritage sites and resources, and Indigenous knowledge and customs, and consider these within our decision-making approach. • Develop and maintain strong relationships with the local communities in which we operate, including with Indigenous nations, founded in trust, respect and shared benefits. • Seek to support the social development of local communities, including through local procurement and sourcing, local training and hiring, and investments into community priority areas, as possible.

Topic	Accounting Metric	Category	Unit of Measure	SASB Code	Response
Security, Human Rights & Rights of Indigenous Peoples					We are actively engaged with local indigenous communities who are situated nearby to our sites. These relationships are critical to our success. UEC is committed to keeping neighboring communities informed on permit applications, exploration field programs, environmental data collection, site cleanup activities, and other related activities through regular, open and transparent discussion with community leadership through written UEC exploration updates, in-person meetings, video calls, and phone calls. UEC has identified communities that could be potentially impacted by activities on UEC's properties through a formal stakeholder engagement analysis. For further information on the engagement conducted in FY23, see the section "Engagement with Indigenous Peoples".
Community Relations	Discussion of process to manage risks and opportunities associated with community rights and interests	Discussion and Analysis	N/A	EM-MM-210b.1	We engage actively with communities to understand opportunities to support them. UEC sustains its social license with communities through an integrated approach of open and transparent communication and feedback. Across all of our sites, we keep communities informed on our exploration activities and the status of our operations. At the beginning of any operation, we engage with communities during the permitting stage, to provide environmental and operational related information to ensure communities are aware of our work and have the opportunity to ask questions and provide feedback. For further information see the section "Community Engagement".
	Number and duration of non-technical delays	Quantitative	Quantitative	EM-MM-210b.2	0
Labour Relations	Percentage of active workforce covered under collective bargaining agreements, broken down by U.S. and foreign employees	Quantitative	%	EM-MM-310a.1	0%
	Number and duration of strikes and lockouts	Quantitative	Number, Days	EM-MM-310a.2	0

Topic	Accounting Metric	Category	Unit of Measure	SASB Code	Response
Workforce Health & Safety	(1) OSHA all-incidence rate	Quantitative	Rate	EM-MM-320a.1	0
	(2) Fatality rate	Quantitative	Rate		0
	(3) Near Miss Frequency Rate (NMFR)	Quantitative	Rate		N/A - Not tracked due to the Organization being in care and maintenance (not currently producing yellowcake)
	(4) Average hours of health, safety, and emergency response training for (a) full-time employees and (b) contract employees	Quantitative	Rate	EM-MM-320a.1	In FY23, 313 hours of health and safety training was provided to employees and 30 hours provided to contractors/temporary workers.
Business Ethics & Transparency	Description of the management system for prevention of corruption and bribery throughout the value chain	Discussion and Analysis	N/A	EM-MM-510a.1	Corporate policy was approved by the Board in FY22. Employees are required to review and sign UEC's Anti-Corruption policy every year, as well as uphold the outlined policy commitments. Anti-Corruption due diligence has been integrated into our procurement due diligence. In FY23, we had no violations against our Code of Business Conduct or Anti-Corruption Policy.
	Production in countries that have the 20 lowest rankings in Transparency International's Corruption Perception Index	Quantitative	Metric Tons (t) saleable	EM-MM-510a.2	0t

Topic	Accounting Metric	Category	Unit of Measure	SASB Code	Response
Tailings Storage Facilities Management	Tailings storage facility inventory table: (1)Facility name (2)Location (3)Ownership status (4)Operational status (5)Construction method (6)Maximum permitted storage capacity (7)Current amount of tailings stored (8)Consequence classification (9)Date of most recent independent technical review (10)Material findings (11)Mitigation measures (12)Site-specific EPRP	Quantitative	Various	EM-MM-540a.1	N/A - UEC does not have tailings facilities.
	Summary of tailings management systems and governance structure used to monitor and maintain the stability of tailings storage facilities	Discussion and Analysis	N/A	EM-MM-540a.2	N/A - UEC does not have tailings facilities.
	Approach to development of Emergency Preparedness and Response Plans (EPRPs) for tailings storage facilities	Discussion and Analysis	N/A	EM-MM-540a.3	N/A - UEC does not have tailings facilities.
Activity metrics	Production of (1)metal ores and (2) finished metal products	Quantitative	Metric tons (t) saleable	EM-MM-000.A	0 - UEC was in care and maintence in FY23.
	(1)Total number of employees	Quantitative	Number	EM-MM-000.B	83 full-time employees; 10 contractors
	(2) Percentage contractors	Quantitative	Percentage		12%

Economic Investments

Payments by Country	Land and Land Related Fees	Licensing Fees	Tax	Other Related Fees
United States of America	$1,337,152.13	$599,350.18	$250,878.97	$271,153.88
Canada	$0	$127.43	$118,114.93	$3,883.11

Endnotes

. The noted Measured, Indicated and Inferred resources are the combined totals from the Company's Regulation S-K 1300 Technical Report Summaries that are available on the Company's website and filed on EDGAR for the following projects: The Roughrider Uranium Project, Saskatchewan, Canada; Texas Hub and Spoke ISR Project, TX, USA; Wyoming ISR Hub and Spoke Project, WY, USA; Shea Creek Project, Saskatchewan, Canada; Horseshoe-Raven Project, Saskatchewan, Canada; Anderson Uranium Project Initial Assessment, Yavapai County, Arizona, USA; Workman Creek Project, Gila County, Arizona, USA; and, Yuty Uranium Project Initial Assessment, Paraguay.

1.

2. Ibid.

3. Nuclear Power in the USA. Nuclear Power in the USA - World Nuclear Association. (n.d.).

4. Campbell, C. (2022, April 21). Ukraine War is Changing Europe's nuclear energy enthusiasm. Time.

5. Ibid.

6. Ibid.

7. For our ISR operations in Texas and Wyoming, we recycle approximately 95% of the non-potable groundwater during the production phase. However, during FY23, UEC was in operational readiness and therefore, not processing uranium. The water recovered from the wellfields during this time is not able to be recycled. While less water is used during operational readiness, 100% of this water is disposed of in respective disposal wells. As we look to resume production in the coming years, we will see our recycling rate of water resume to expected levels.

8. UEC withdraws water from local surface waterbodies for use by our drilling contractors to drill core and provide non-potable water in camp. Water withdrawal for drilling in 2020 and 2021 was based on an estimate of 10,080 gallons/day. Data for 2022 is not available, as UEC was in the process of acquiring UEX, who at the time owned these assets. Data from FY23 represents exact figures. Water withdrawn by UEC in Saskatchewan returns to the same catchment area from which it was withdrawn.

9. There have been zero emissions from the following air pollutants over the last three years: NOx (excluding N_2O), Sox, Particulate matter (PM10), Mercury (Hg), Lead (Pb), Volatile organic compounds (VOCs) and Hazardous air pollutants (HAP).

10. UEC's license indicates that 1,480 Ci/year is the upper acceptable limit for radon and uranium release. This rate was determined through an environmental assessment that the project would not significantly affect the quality of human health, safety and environment based on this emission rate. Therefore, UEC's air emissions have remained well below regulatory limits.

11. The above releases for uranium are based on calculations that take into account the average building uranium air concentrations at UEC facilities and air exchange rate for these buildings to determine release. Radon is based on measurements of radon concentrations in the buildings, header houses and wells with releases based on calculation of concentrations and the plant air exchange rate, for header houses the ventilation fans exhaust rate and natural venting for wells.

12. Schumer, C., Elliott, C., & Gasper, R. (2023, July 6). 5 countries taking action to reach net-zero targets. World Resources Institute.

13. The long-term strategy of the United States - the white house. (n.d.).

14. Canada, S. (2023, October 27). Government of Canada. Net-Zero Emissions by 2050. Canada.ca.

15. IEA. Net zero by 2050 – analysis. IEA.

16. Sixth assessment report. IPCC. (n.d.).

17. The Harmony Programme. The Harmony Programme - World Nuclear Association. (n.d.). https://world-nuclear.org/our-association/what-we-do/the-harmony-programme.aspx.

18. Day, P. (2023, October 12). Support for nuclear has grown dramatically, says Global Agency chief. Reuters. https://www.reuters.com/business/energy/support-nuclear-has-grown-dramatically-says-global-agency-chief-2023-10-12/.

19. Haque, N., & Norgate, T. (2013, October 5). The greenhouse gas footprint of in-situ leaching of uranium, gold and copper in Australia. Journal of Cleaner Production. https://www.sciencedirect.com/science/article/abs/pii/.

20. https://www.bisconti.com/blog/public-opinion-2023.

21. In FY23, we successfully expanded our emissions measurement program to cover our entire operations, including our production-ready facilities in Texas and Wyoming and our exploration activities in Saskatchewan and Paraguay. We were unable to measure our emissions for our small corporate offices in Vancouver, Texas and Wyoming due to property managers being unable to provide metered energy usage for these locations. We believe these emissions are immaterial compared to our uranium extraction and processing facilitates, which have been captured. Our emissions measurement approach is aligned to the GHG protocol standards.

22. RECs were purchased in Palangana to reduce emissions. UEC Palangana used 247.7 MWh of electricity, investing US$1,407 in RECs to reduce emissions by 108.05 t CO_2e.

23. Five drivers of the Nature Crisis. UNEP. 2023.

24. International Union for Conservation of Nature, 2023. https://www.iucn.org/our-work/protected-areas-and-land-use.

25. Exchange rate Canadian to U.S. is 1.3419 as of July 31, 2023.

UEC
Uranium Energy Corp

SUSTAINABILITY REPORT FY23

January 2024


Providing
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